UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Information Required in Proxy Statement

Schedule 14A Information

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Achillion Pharmaceuticals, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ACHILLION PHARMACEUTICALS, INC.

1777 Sentry Parkway West, VEVA Building #14 Suite 200,

Blue Bell, Pennsylvania 19422

NOTICE OF 2019 ANNUAL MEETING OF STOCKHOLDERS

To Be Held on May 30, 2019

To our stockholders:

We invite you to attend our 2019 annual meeting of stockholders, which will be held via the Internet at a virtual web conference at www.virtualshareholdermeeting.com/ACHN2019 on Thursday, May 30, 2019 at 9:00 a.m., Eastern Time. At the meeting, stockholders will consider and act upon the following matters:

1. To elect Kurt Graves, David I. Scheer and Frank Verwiel, M.D. as our three Class I Directors for terms to expire at our 2022 annual meeting of stockholders or until their successors are duly elected and qualified;

2. To approve, on an advisory basis, our executive compensation;

3. To approve an amendment to our amended and restated certificate of incorporation to increase the number of shares of common stock, par value $0.001 per share, authorized for issuance from 200,000,000 to 300,000,000;

4. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

For the first time, our annual meeting will be a “virtual meeting” of stockholders, which will be conducted exclusively via the Internet at a virtual web conference. There will not be a physical meeting location, and stockholders will not be able to attend the annual meeting in person. This means that you can attend the annual meeting online, vote your shares electronically and submit questions during the online meeting by visiting the above-mentioned Internet site. We believe that hosting a “virtual meeting” will enable greater stockholder attendance and participation from any location around the world.

Instead of mailing a paper copy of our proxy materials to all of our stockholders, this year we are providing access to our proxy materials over the Internet under the U.S. Securities and Exchange Commission’s “notice and access” rules. As a result, we are mailing to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) instead of a paper copy of this proxy statement and our 2018 annual report to stockholders, which includes our Annual Report for the fiscal year ended December 31, 2018 (the “2018 Annual Report”). We are mailing the Notice on or about                     , 2019, and it contains instructions on how to access those documents over the Internet. The Notice also contains instructions on how each of our stockholders can receive a paper copy of our proxy materials, including our proxy statement, our 2018 Annual Report and a form of proxy card or voting instruction card. All stockholders who do not receive the Notice, including stockholders who have requested to receive paper copies of proxy materials, will receive a paper copy of the proxy materials by mail unless they have previously requested delivery of proxy materials electronically. We have chosen to employ this distribution process to conserve natural resources and reduce the costs of printing and distributing our proxy materials.

Stockholders of record at the close of business on April 2, 2019, the record date for the annual meeting, are entitled to notice of, and to vote at, the meeting. Your vote is important regardless of the number of shares you own. All stockholders are cordially invited to virtually attend the meeting. Whether or not you expect to virtually attend the meeting, we hope you will take the time to vote your shares. If you are a stockholder of record, you may vote over the Internet or, if you received a paper copy of the proxy materials, by completing, signing, dating and returning your proxy card. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted. You may revoke your proxy at any time prior to its exercise at the annual meeting.

Each stockholder should take the time to review the attached proxy statement and to complete the proxy card. Our stock transfer books will remain open for the purchase and sale of our common stock.

By Order of the Board of Directors,

Martha E. Manning, Esq. Corporate Secretary

Blue Bell, Pennsylvania

                    , 2019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 30, 2019:

The proxy statement and our 2018 annual report to stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, are available for viewing, printing and downloading at www.proxyvote.com. These documents are also available to any stockholder who wishes to receive a paper copy by calling (800) 579-1639, visiting www.proxyvote.com or emailing sendmaterial@proxyvote.com.

ACHILLION PHARMACEUTICALS, INC.

1777 Sentry Parkway West, VEVA Building #14 Suite 200,

Blue Bell, Pennsylvania 19422

Proxy Statement for the 2019 Annual Meeting of Stockholders

To Be Held on May 30, 2019

INFORMATION CONCERNING SOLICITATION AND VOTING

General

This Proxy is solicited on behalf of the Board of Directors of Achillion Pharmaceuticals, Inc., a Delaware corporation (“we,” “Achillion,” “us,” or the “Company”), and contains information about the Annual Meeting of Stockholders to be held virtually on May 30, 2019, at 9:00 a.m., Eastern Time, and any adjournment, continuation or postponement of the meeting, referred to throughout this proxy statement as the Annual Meeting, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders or any other purpose that may properly come before the Annual Meeting. The Annual Meeting will be held via the Internet at a virtual web conference at www.virtualshareholdermeeting.com/ACHN2019.

We are making this proxy statement, the related proxy card and our annual report to stockholders for the year ended December 31, 2018, referred to throughout this proxy statement as the 2018 Annual Report, available to the stockholders for the first time on or about                     , 2019.

GENERAL INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why do I have access to these materials?

We have made these proxy materials available to you because our board of directors is soliciting your proxy to vote at the Annual Meeting to be held on May 30, 2019 at 9:00 a.m., Eastern Time, including at any adjournments or postponements of the meeting. As a holder of record of common stock as of the close of business on April 2, 2019, you are invited to virtually attend the Annual Meeting and are requested to vote on the items of business described in this proxy statement. This proxy statement includes information that we are required to provide to you under the rules adopted by the U.S. Securities and Exchange Commission, referred to in this proxy statement as the SEC, and that is designed to assist you in voting your shares.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

In accordance with SEC rules, we have elected to provide access to our proxy materials, including this proxy statement and our 2018 Annual Report, over the Internet. Accordingly, we have sent a Notice Regarding the Availability of Proxy Materials, referred to in this proxy statement as the Notice, to our stockholders of record entitled to vote at the Annual Meeting with instructions for accessing the proxy materials and voting over the Internet or by telephone. We mailed the Notice on or about                     , 2019 to all stockholders entitled to vote at the Annual Meeting.

All stockholders entitled to vote virtually at the Annual Meeting will have the ability to access the proxy materials by visiting the website referred to in the Notice, www.proxyvote.com. The Notice also contains instructions to request to receive a printed set of the proxy materials. You may request the proxy materials over the Internet at www.proxyvote.com, by emailing sendmaterial@proxyvote.com or by calling (800) 579-1639.

Can I vote my shares by filling out and returning the Notice?

No. The Notice identifies the items to be voted on at the Annual Meeting, but you cannot vote by marking the Notice and returning it. The Notice provides instructions on how to vote over the Internet or by telephone, by requesting and returning a printed proxy card or by voting online while virtually attending the Annual Meeting.

What is the purpose of the Annual Meeting?

As described above, the purpose of the Annual Meeting is to obtain approval for the proposals described herein and such other business as may properly come before the meeting, including any adjournment or postponement thereof.

Why is the Annual Meeting a virtual, online meeting?

Our Annual Meeting will be a virtual meeting of stockholders where stockholders will participate by accessing a website using the internet. By conducting our annual meeting solely online, we eliminate many of the costs associated with a physical meeting. In addition, we believe that hosting a virtual meeting facilitates stockholder attendance and participation by enabling stockholders to participate from any location around the world and improves our ability to communicate more effectively with our stockholders during the meeting. Our virtual meeting will be governed by our Rules of Conduct and Procedures which will be posted on the internet website www.virtualshareholdermeeting.com/ACHN2019 in advance of the meeting. We have designed the virtual meeting to provide the same rights to participate as you would have at an in-person meeting, including the right to vote and ask questions through the virtual meeting platform.

How do I virtually attend the Annual Meeting?

We will host the Annual Meeting live online. There will not be a physical meeting location. You may attend the Annual Meeting live online at www.virtualshareholdermeeting.com/ACHN2019. The webcast will start at 9:00 a.m., Eastern Time. You will need the 16-digit control number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) in order to be able to enter the Annual Meeting. Instructions on how to attend and participate online, including how to demonstrate proof of stock ownership, are posted at www.virtualshareholdermeeting.com/ACHN2019. Information contained on this website is not incorporated by reference into this proxy statement or any other report we file with the SEC.

Online check in will begin at 8:45 a.m., Eastern Time on May 30, 2019, and you should allow ample time for the online check-in proceedings. We will have technicians standing by and ready to assist you with any technical difficulties you may have accessing the virtual meeting starting at 8:45 a.m., Eastern Time on May 30, 2019. If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call: (800) 586-1548 (domestic) or (303) 562-9288 (international). Upon dialing in to the annual meeting, you will need to provide your 16-digit control number.

Who can vote?

Only stockholders who owned shares of our common stock at the close of business on April 2, 2019, referred to in this proxy statement as the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date,              shares of our common stock were issued and outstanding.

How many votes do I have?

Except as otherwise provided in this proxy statement, the holders of common stock as of the Record Date are entitled to one vote per share on matters presented at the Annual Meeting.

What vote is required to approve each matter?

Proposal 1—Election of Three Class I Directors

The three nominees for director to receive the highest number of votes FOR election will be elected as directors. This is called a plurality. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may not vote your unvoted shares on Proposal 1. Abstentions are not counted for purposes of electing directors. You may:

•	vote FOR all nominees;

•	WITHHOLD your vote from all nominees; or

•	vote FOR one or more nominees and WITHHOLD your vote from one or more nominees.

Votes that are withheld will not be included in the vote tally for the election of directors and will not affect the results of the vote.

Proposal 2—Advisory Vote on Executive Compensation

To approve Proposal 2, stockholders holding a majority of the shares present or represented and voting on such matter must vote FOR the proposal. If your shares are held by your broker in “street name” and you do not vote your shares, your brokerage firm may not vote your unvoted shares on Proposal 2. If you vote to ABSTAIN on Proposal 2, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on the proposal. This vote is advisory only and not binding on the Company. Although this is advisory, we, our Board of Directors, and the Compensation Committee of our Board of Directors value the opinions of our stockholders and expect to take the outcome of this vote into account when considering future compensation arrangements for our executive officers.

Proposal 3—Amendment of Amended and Restated Certificate of Incorporation

To approve Proposal 3, under the Company’s Amended and Restated Certificate of Incorporation, stockholders holding a majority of the stock of the Company entitled to vote must vote FOR the proposal. If your shares are held by your broker in “street name” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 3. If you vote to ABSTAIN on Proposal 3, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have the effect of voting against the proposal.

Proposal 4—Ratification of Selection of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2019.

To approve Proposal 4, stockholders holding a majority of the shares present or represented and voting on such matter must vote FOR the proposal. If your shares are held by your broker in “street name,” and you do not vote your shares, your brokerage firm may vote your unvoted shares on Proposal 4. If you vote to ABSTAIN on Proposal 4, your shares will not be voted in favor of or against the proposal and will also not be counted as votes cast or shares voting on the proposal. As a result, voting to ABSTAIN will have no effect on the voting on the proposal.

Although stockholder approval of our Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required, we believe that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP.

Can I change my vote?

You may revoke your proxy at any time before it is exercised. Execution of the proxy will not in any way affect your right to virtually attend the Annual Meeting. Revocation may be made prior to the Annual Meeting by written revocation or through a duly executed proxy bearing a later date sent to Achillion Pharmaceuticals, Inc., Attention: Martha E. Manning, Esq., Secretary, 1777 Sentry Parkway West, VEVA Building #14 Suite 200, Blue Bell, Pennsylvania 19422. Any mailed revocation sent to Achillion must include the stockholder’s name and must be received by the day prior to the Annual Meeting to be effective.

If you vote your shares over the Internet prior to the Annual Meeting, only your latest Internet vote submitted prior to the Annual Meeting will be counted at the Annual Meeting.

Revocation of your proxy may also be made during the Annual Meeting prior to the voting of the proxy by voting your shares online while virtually attending the Annual Meeting. Virtual attendance at the Annual Meeting does not in itself constitute the revocation of a proxy. Stockholders who have instructed their broker to vote their shares of common stock must follow their broker’s directions in order to change those instructions. Stockholders who hold their shares in “street name” may also virtually attend the Annual Meeting instead of submitting a proxy; however, please see the instructions below under “Voting of Shares Held in Street Name” if you wish to vote such shares virtually at the Annual Meeting.

How will my proxy be voted?

In the absence of specific instructions to the contrary, shares represented by properly executed proxies received by Achillion, including unmarked proxies, will be voted to approve Proposals 1 through 4. In addition, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the Board of Directors. We have not received notice of any other matters that may properly be presented at the Annual Meeting.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Achillion’s common stock as of the Record Date is necessary to constitute a quorum at the Annual Meeting. As there were              shares eligible to vote on the Record Date, we will need more than              shares present in person or by proxy at the Annual Meeting for a quorum to exist.

For purposes of determining whether a quorum exists, (i) shares held by stockholders entitled to vote who are present at the Annual Meeting virtually or by proxy, (ii) abstentions and (iii) broker non-votes are counted as present or represented at the meeting. An automated system administered by Broadridge Financial Solutions, Inc. tabulates the votes.

How do I vote?

Voting of Shares Registered in Your Name. If you are a record holder, meaning your shares are registered in your name, you may vote over the Internet, by mail or virtually at the Annual Meeting pursuant to the following instructions:

Voting Over the Internet Prior to the Annual Meeting: Go to the website of our tabulator, Broadridge Financial Solutions, Inc., at www.proxyvote.com. Use the 16-digit control number to access your proxy card and vote your shares. You must specify how you want your shares voted or your Internet vote cannot be completed, and you will receive an error message. Your shares will be voted according to your instructions. You must submit your Internet proxy before 11:59 p.m. Eastern Time on May 29, 2019 for your proxy to be valid and your vote to count.

Voting By Mail Prior to the Annual Meeting: If you have requested and received paper copies of the proxy materials by mail, complete and sign the proxy card and mail it in the enclosed postage prepaid envelope to Broadridge Financial Solutions, Inc. Your shares will be voted according to your instructions. If you do not specify how you want your shares voted, they will be voted as recommended by our Board of Directors. Broadridge must receive your proxy card no later than May 29, 2019 for your proxy to be valid and your vote to count.

Voting Over the Internet at the Annual Meeting: Although we encourage you to complete and return a proxy prior to the Annual Meeting to ensure that your vote is counted, you can virtually attend the Annual Meeting and vote your shares online by visiting www.proxyvote.com. You will need your 16-digit control number included on your Notice or proxy card (if you receive a printed copy of the proxy materials) in order to be able to vote during the Annual Meeting. If you vote by proxy prior to the Annual Meeting and also virtually attend the Annual Meeting, there is no need to vote again at the Annual Meeting unless you wish to change your vote.

Voting of Shares Held in Street Name. If your shares are held in “street name,” meaning they are held for your account by a broker or other nominee, you will receive instructions from your broker or other nominee regarding how to vote your shares over the Internet or by mail prior to the Annual Meeting. You will need your 16-digit control number included on your Notice or proxy card (if you receive a printed copy of the proxy materials) in order to be able to vote during the Annual Meeting.

Voting of Proxies at the Annual Meeting. All properly executed proxies that we receive prior to the vote at the Annual Meeting, and that are not revoked, will be voted in accordance with the instructions indicated on the proxies or, if no direction is indicated, to approve Proposals 1 through 4.

Properly executed proxies will also be voted for any adjournment or postponement of our Annual Meeting for the purpose of soliciting additional votes to approve Proposals 1 through 4, if necessary. In addition, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as directed by the Board of Directors. We have not received notice of any other matters that may properly be presented at the Annual Meeting.

How are broker non-votes and abstentions counted?

In the absence of controlling precedent to the contrary, we intend to treat broker non-votes and abstentions in the following manner:

A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have the discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker “non-votes” and shares as to which proxy authority has been withheld with respect to any matter are considered present for purposes of calculating a quorum but are not deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained. As a result, broker “non-votes” are not included in the tabulation of the voting results on any proposals requiring a plurality or the approval of a majority of the shares of common stock present or represented and voting on such matters and, therefore, do not have any effect on the voting proposals.

Abstentions occur when a stockholder entitled to vote and present or represented by proxy affirmatively votes to abstain. Votes in abstention are considered present for purposes of calculating a quorum but do not have any effect on the voting on any proposals.

Who will count the votes?

Representatives of Broadridge Financial Solutions, Inc. will tabulate the votes and act as inspectors of election.

May I see a list of stockholders entitled to vote as of the Record Date?

A list of registered stockholders as of the close of business on the Record Date will be available for examination by any stockholder for any purpose germane to the meeting during normal business hours at our principal executive offices at the address listed above for a period of at least 10 days prior to the Annual Meeting. During the Annual Meeting, such list will be available for examination at www.virtualshareholdermeeting.com/ACHN2019.

How can I submit a question?

If you wish to submit a question, on the day of the Annual Meeting, beginning at 8:45 a.m., Eastern Time, you may log into the virtual meeting platform at www.virtualshareholdermeeting.com/ACHN2019, type your question into the “Ask a Question” field, and click “Submit.”

Who is paying the costs of soliciting these proxies?

We will pay for all costs incurred in connection with the solicitation of proxies from our stockholders on behalf of our Board of Directors. In addition to solicitation by use of the mail, our directors, officers, employees and agents may solicit proxies by telephone, email, facsimile and in person, without additional compensation. Upon request, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for distributing proxy materials.

Is the Company engaging in “householding”?

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices and, if applicable, our proxy materials and annual report, with respect to two or more stockholders sharing the same address by delivering a single Notice and, if applicable, a single set of our proxy materials and annual report, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially eliminates some duplicative mailings to stockholders and reduces our mailing costs.

For this Annual Meeting, a number of brokers with account holders who are stockholders of Achillion will be “householding” our proxy materials. A single Notice and, if applicable, a single copy of our proxy materials and annual report, will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice and, if applicable, a separate copy of our proxy materials and annual report, please notify your broker, or direct your request via mail to Achillion Pharmaceuticals, Inc., Attention: Martha E. Manning, Esq., Secretary, 1777 Sentry Parkway West, VEVA Building #14 Suite 200, Blue Bell, Pennsylvania 19422 or via telephone to (215) 709-3040. Upon written or oral request, we will promptly deliver to you a separate Notice and, if applicable, separate proxy materials and annual report. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

How and when may I submit a stockholder proposal, including a stockholder nomination for director for the 2020 Annual Meeting?

Proposals of stockholders intended to be presented at the 2020 Annual Meeting of Stockholders must be received by us at our principal executive office in Blue Bell, Pennsylvania not later than                    , 2019 for inclusion in the proxy statement in accordance with Rule 14a-8 for that meeting.

In addition, our by-laws require that we be given advance notice of stockholder nominations for election to our Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders, other than matters included in our proxy statement in accordance with Rule 14a-8. The required notice must be in writing and received by our Corporate Secretary, Martha E. Manning, Esq., at our principal offices not later than March 1, 2020 or earlier than January 31, 2020. However, if the date of our 2019 annual meeting of stockholders is before May 10, 2020 or after July 29, 2020, notice must be received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of (1) the 90th day prior to such annual meeting and (2) the 10th day following the date on which notice of the date of such annual meeting was mailed or public disclosure of the date of such annual meeting was made, whichever occurs first. Our by-laws also specify requirements relating to the content of the notice which stockholders must provide, including a stockholder nomination for election to the Board of Directors, to be properly presented at the 2020 Annual Meeting of Stockholders.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of February 28, 2019, or such date as indicated below, the table below indicates the shares of our common stock beneficially owned by (1) each of our directors, (2) our “named executive officers,” as defined below under “Compensation Discussion and Analysis—Overview,” (3) all of our current directors and executive officers as a group and (4) all persons known by us to beneficially own more than 5% of our outstanding common stock.

Beneficial ownership is determined in accordance with rules of the SEC and includes shares over which the indicated beneficial owner exercises voting or investment power. Percentage of common stock outstanding is based on 138,715,675 shares of our common stock outstanding as of February 28, 2019. Shares of common stock subject to stock options and warrants that are currently exercisable, or exercisable within 60 days of February 28, 2019, are deemed outstanding for the purpose of computing the percentage ownership of the person holding such securities but are not deemed outstanding for computing the percentage ownership of any other person.

Except as otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each stockholder identified in the table has sole voting and investment power with respect to all shares listed opposite their names.

Except as otherwise indicated in the footnotes to this table, the address for each person is to the care of Achillion Pharmaceuticals, Inc., 1777 Sentry Parkway West, VEVA Building #14, Suite 200, Blue Bell, Pennsylvania 19422.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders

RTW Investments, LP(1) 412 West 15th Street, Floor 9 New York, NY 10011	13,749,383	9.91%

BlackRock, Inc.(2) 55 East 52nd Street New York, NY 10022	12,101,177	8.72%

The Vanguard Group, Inc.(3) 100 Vanguard Blvd. Malvern, PA 19355	8,617,525	6.21%

Dimensional Fund Advisors LP(4) Building One 6300 Bee Cave Road Austin, TX 78746	7,442,477	5.37%

Directors and Named Executive Officers
Jason Fisherman, M.D.(5)	312,625	*
Kurt Graves(6)	308,834	*
Michael D. Kishbauch(7)	137,375	*
David I. Scheer(8)	324,374	*
Robert L. Van Nostrand(9)	261,125	*
Frank Verwiel, M.D.(10)	111,125	*
Nicole Vitullo(11)	3,676,097	2.65%
Milind S. Deshpande, Ph.D(12)	2,524,125	1.79%
Mary Kay Fenton(13)	1,120,312	*
Paul Firuta(14)	—	*
Anthony Gibney(15)	—	*
Joseph Truitt(16)	1,133,937	*
Steven Zelenkofske(17)	—	*
All current executive officers and directors as a group (13 individuals)(18)	6,480,179	4.58%

*	Represents holdings of less than one percent of our outstanding stock.
(1)

Consists of 12,792,049 shares of common stock held by RTW Master Fund, Ltd. and shares of common stock held by one or more other funds (together the “Funds”), which are managed by RTW Investments, LP (the “Adviser”). The Adviser, in its capacity as the investment manager of the Funds, has the power to vote and the power to direct the disposition of all shares held by the Funds. Accordingly, the Adviser may be deemed to beneficially own an aggregate of 13,749,383 shares. Roderick Wong is the Managing Partner of the Adviser. Each of RTW Master Fund, Ltd., the Funds, the Adviser and Roderick Wong disclaims beneficial ownership of the such shares except to the extent of any pecuniary interest therein. This information is from a Schedule 13G/A filed on February 14, 2019.

(2)

Consists of 12,101,177 shares of common stock held by BlackRock, Inc., which has sole voting power with respect to 11,746,050 shares and sole dispositive power with respect to 12,101,177 shares. This information is from a Schedule 13G/A filed by BlackRock, Inc. on February 4, 2019.

(3)

Consists of 8,617,525 shares of common stock held by The Vanguard Group, Inc. (“The Vanguard Group”), which has sole dispositive power with respect to 8,488,811 shares and shared dispositive power with respect to 128,714 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 122,833 shares as a result of its serving as investment manager of collective trust accounts, and Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, is the beneficial owner of 20,528 shares as a result of its serving as investment manager of Australian investment offerings. This information is from a Schedule 13G/A filed by the Vanguard group on February 11, 2019.
(4)

Consists of 7,442,477 shares of common stock held by Dimensional Fund Advisors LP, which has sole dispositive power with respect to 7,442,477 shares and sole voting power with respect to 6,976,138 shares. Dimensional Fund Advisors LP, an investment adviser registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or subadviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Dimension Funds”). In certain cases, subsidiaries of Dimensional Fund Advisors LP may act as an adviser or sub-adviser to certain Dimension Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional Fund Advisors LP or its subsidiaries (collectively, “Dimensional”) may possess voting and/or investment power over the securities of the Achillion that are owned by the Dimension Funds and may be deemed to be the beneficial owner of the shares of Achillion held by the Dimension Funds. However, all securities reported are owned by the Dimension Funds. Dimensional disclaims beneficial ownership of such securities. This information is from a Schedule 13G filed on February 8, 2019.

(5)	Includes stock options to purchase 241,125 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2019.
(6)	Includes stock options to purchase 286,126 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2019.
(7)	Includes stock options to purchase 137,375 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2019.
(8)

Includes of stock options to purchase 241,125 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2019 held by David Scheer and 63,249 shares of common stock held by Scheer Investment Holdings III, LLC. Mr. Scheer, a director of Achillion, is the Managing Member of Scheer Investment Holdings III, LLC. As such, he may be deemed to have sole or shared voting and investment power with respect to the shares held by Scheer Investment Holdings III, LLC. Mr. Scheer disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

(9)	Includes stock options to purchase 241,125 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2019.
(10)	Includes stock options to purchase 111,125 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2019.
(11)

Consists of 3,393,382 shares of common stock held by Domain Partners VIII, L.P., 25,159 shares of common stock held by DP VIII Associates, L.P., as well as 36,431 shares of common stock and stock options to purchase 221,125 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2019 held by Nicole Vitullo. Nicole Vitullo, a director of Achillion, is a Managing Member of Domain Associates, LLC. Ms. Vitullo may be deemed to have sole or shared voting and investment power with respect to the shares held by Domain Associates, LLC. Ms. Vitullo disclaims beneficial ownership of such shares except to the extent of her pecuniary interest therein.

(12)

Dr. Deshpande ceased to be an employee on May 17, 2018. The information set forth in the table above includes of 2,521,625 stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2019. Dr. Deshpande’s reported holdings of common stock are from a Form 4 filed by Dr. Deshpande on December 5, 2016.

(13)

Ms. Fenton ceased to be an employee on December 28, 2018. The information set forth in the table above includes of 1,117,812 stock options to purchase shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2019. Ms. Fenton’s reported holdings of common stock are from a Form 4 filed by Ms. Fenton on December 5, 2016.

(14)	Mr. Firuta’s employment with the Company commenced on September 10, 2018.
(15)	Mr. Gibney’s employment with the Company commenced on August 15, 2018.
(16)	Includes stock options to purchase 1,130,437 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2019.
(17)	Dr. Zelenkofske’s employment with the Company commenced on August 20, 2018.
(18)

Includes stock options to purchase 2,821,749 shares of our common stock currently exercisable or exercisable within 60 days of February 28, 2019. None of the securities held by our current officers and directors are pledged.

PROPOSAL 1—ELECTION OF DIRECTORS

Our Board of Directors is divided into three classes and currently consists of three Class I Directors (Kurt Graves, David I. Scheer and Frank Verwiel), three Class II Directors (Michael D. Kishbauch, Robert L. Van Nostrand and Nicole Vitullo), and two Class III Directors (Joseph Truitt and Jason Fisherman). One class is elected each year and members of each class hold office for three-year terms. On May 31, 2018, our Board of Directors set the number of directors to be eight and established that Class III of the Board of Directors shall consist of two directors. The Class I, Class II and Class III Directors will serve until the annual meeting of stockholders to be held in 2019, 2020 and 2021, respectively, and until their respective successors are elected and qualified.

At the annual meeting, Class I directors will stand for reelection. The persons named in the enclosed proxy card will vote to elect Kurt Graves, David I. Scheer and Frank Verwiel, M.D. as Class I Directors unless you indicate on your proxy that your shares should be withheld from one or more of the nominees. Each of the nominees is currently a member of our Board of Directors.

If they are elected, Kurt Graves, David I. Scheer and Dr. Frank Verwiel will each hold office until our annual meeting of stockholders in 2022, and until his respective successor is duly elected and qualified. Each of the nominees has indicated their willingness to serve, if elected; however, if any nominee should be unable to serve, the shares of common stock represented by proxies may be voted for a substitute nominee designated by the Board of Directors.

There are no family relationships between or among any of our officers or directors.

Below are the names, ages and certain other information for each member of the Board of Directors, including the nominees for election as Class I Directors. The information presented includes each director’s and nominee’s principal occupation and business experience for the past five years, and the names of other public companies of which he or she has served as a director during the past five years. The information presented below regarding the specific experience, qualifications, attributes and skills of each director and nominee led our Nominating and Corporate Governance Committee and our Board of Directors to conclude that he or she should serve as a director. In addition, we believe that all of our directors and nominees possess the attributes or characteristics described below under the heading “Director Nomination Process” that the committee expects of each director, including the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, age, lack of conflicts of interest, the ability to act in the interests of all stockholders and whether the candidate enhances the diversity of our Board of Directors. Information with respect to the number of shares of common stock beneficially owned by each director, directly or indirectly, as of February 28, 2019 appears above under the heading “Security Ownership of Certain Beneficial Owners and Management.” Information with respect to related party transactions, including those involving our directors, appears below under the heading “Certain Relationships and Related Transactions.”

Nominees Whose Terms Expire in 2019 (Class I Directors)

Kurt Graves, age 51. Mr. Graves has served as a director of Achillion since June 2012. Mr. Graves has served as Chairman, President and Chief Executive Officer of Intarcia Therapeutics, a biotechnology company, since April 2012, having previously served solely as Executive Chairman of the company since August 2010, and as Executive Chairman and acting CEO since October 2011. Prior to joining Intarcia Therapeutics, Mr. Graves served as Executive Vice President, Chief Commercial Officer and Head of Corporate and Strategic Development at Vertex Pharmaceuticals, a pharmaceutical company, from July 2007 to November 2009. From January 1999 to July 2007, Mr. Graves held various leadership positions at Novartis AG, a pharmaceutical company, most recently as Global Head of the General Medicines Business Unit and Chief Marketing Officer for the Pharmaceuticals division. Prior to Novartis, Mr. Graves held commercial and general management positions of increasing responsibility at Merck & Co., Inc., a global health care company, and Astra Merck

Pharmaceuticals. Since August 2010, Mr. Graves has served as Chairman of the Board of Intarcia Therapeutics, a private biopharmaceutical company and also has served as Chairman of the Board at Radius Health, Inc., a publicly traded biopharmaceutical company since May 2011. Since October 2015, Mr. Graves has also served on the Board of Directors of Seres Therapeutics, Inc., a publicly traded biotechnology company, creating a new class of medicines to treat diseases resulting from functional deficiencies in the microbiome. Mr. Graves earned his B.S. in Biology from Hillsdale College and has attended executive leadership programs at Harvard, Wharton School of Management and University of Michigan. Mr. Graves has more than 20 years of U.S. and global general management experience in top-tier U.S. and European based pharmaceutical and biotech companies.

Board Committees: Compensation, Strategy

Skills and Qualifications: Our Board of Directors believes that Mr. Graves’s experience in successfully building and managing several multi-billion dollar franchises in the industry and developing and launching more than ten multi-billion dollar brands in a broad range of general medicine, specialty and orphan disease areas as well as his extensive commercial and general management experience in the pharmaceutical industry qualifies him to serve on the Board of Directors and adds significant value to our Board of Directors.

David I. Scheer, age 66. Mr. Scheer has served as a director of Achillion since August 1998 and served as Chairman of our Board of Directors from March 2010 until December 12, 2018. Since 1981, Mr. Scheer has been President of Scheer & Company, Inc., a company that provides venture capital, corporate strategic and transactional advisory services in the life sciences industry. Mr. Scheer also serves on the Boards of several privately-held bioscience companies. From 2005 to 2015, Mr. Scheer served on the Board of Directors of Aegerion Pharmaceuticals, Inc. (now Novelion, Inc.), a publicly traded biopharmaceutical company involved in the development and commercialization of pharmaceutical products for ultra-orphan disorders. From 2003 to 2014, he served on the Board of Directors of Tengion, Inc., a publicly traded biopharmaceutical company which was involved in regenerative medicine. Additionally, Mr. Scheer serves on the Board of Directors of BioCT, an educational and business advocacy network. He is on the Executive Board of the Center for Biomedical Interventional Technologies (CBIT) at Yale University. He has been a co-organizer and Chair of a series of life science conferences involving public and global health in collaboration with Yale. He chairs a Strategic Advisory Council and has been a speaker at the annual conferences involving orphan drug innovation for the National Organization for Rare Disorders (NORD). He serves as a member of the Compassionate Use and Preapproval Access working group with the Division of Bioethics at NYU Langone Medical Center. He is a founding member of an Advisory Committee for the Rutgers Global Health Institute, as well as founding Member of the Commercialization Advisory Board for the Hospital for Sick Children in Toronto. He is a Founding Chair of the CT Life Science Working Group. He has been an invited panelist at colloquia held at the NY Academy of Sciences (NYAS) involving Compassionate Use and Clinical and Regulatory Strategies in Therapeutic Innovation, and Denialism of Science at NYAS. Mr. Scheer has also been a Professional Advisor to the Rett Syndrome Research Trust. Mr. Scheer has been a guest lecturer and panelist for courses at the Wharton School of the University of Pennsylvania, the Yale School of Management, and the University of New Haven, and has been an Executive-in-Residence at the Carey Business School at Johns Hopkins University. He has served as Chair of the Strategic Advisory Committee for the Global Task Force to Expand Access to Cancer Care in the Developing World, and as chair of the Executive Committee of the Unfinished Agenda in Infectious Diseases, and was a global co-organizer of AIDS@30, all of which were initiatives associated with the Harvard T.H. Chan School of Public Health. Mr. Scheer received an A.B. degree in Biochemical Sciences cum laude from Harvard College and a M.S. in Cell, Molecular and Developmental Biology from Yale University.

Board Committees: Compensation, Compliance (Chair), Nominating and Corporate Governance

Skills and Qualifications: Our Board of Directors believes that Mr. Scheer’s extensive leadership experience on public and private boards, and in the launch, growth, strategic transactions and corporate governance of life sciences companies, including companies focusing in rare and orphan diseases, qualify him to serve on the Board of Directors and positions him to provide significant leadership and contributions to our Board of Directors.

Frank Verwiel, M.D., age 56. Dr. Verwiel has served as a director of Achillion since December 2015. From July 2005 to February 2014, Dr. Verwiel served as President, Chief Executive Officer and a member of the Board of Directors of Aptalis Pharma, Inc., a privately-held, specialty pharmaceutical company, which was acquired by Forest Laboratories, Inc. in February 2014. Prior to joining Aptalis Pharma, Inc., Dr. Verwiel held international senior management positions with Merck & Co., Inc., including as Vice President, Hypertension, Worldwide Human Health Marketing from June 2001 to May 2005. Dr. Verwiel was also Managing Director of Merck’s Dutch subsidiary from June 1996 to May 2001. Prior to his tenure at Merck, Dr. Verwiel had international leadership positions at Servier Laboratories, a pharmaceutical company, from 1988 until 1995. In August 2015, Dr. Verwiel was appointed as an observer of the Board of Directors of Bavarian Nordic A/S, a publicly traded biopharmaceutical vaccine company and was appointed as a Director in April 2016. Dr. Verwiel is also Chairman of the Board of ObsEva SA, a publicly traded company developing drugs addressing conditions relating to women’s reproductive health, where he became a director in January 2016. In July 2017, Dr. Verwiel was appointed to the Board of Intellia Therapeutics, Inc., a publicly traded gene editing company. Dr. Verwiel also served as a director of Avexis, Inc., a publicly traded, clinical-stage gene therapy company from February 2015 until its acquisition by Novartis in May 2018. From March 2012 to September 2014, Dr. Verwiel was a director of InterMune, Inc., a publicly traded biotechnology company that was acquired by Roche in 2014. Dr. Verwiel was also a member of the Board of Directors of the Biotechnology Industry Organisation (BIO) from February 2013 to April 2014. Dr. Verwiel holds an M.D. from Erasmus University, Rotterdam in The Netherlands and an M.B.A. from INSEAD, Fontainebleau in France.

Board Committees: Audit, Compensation (Chair)

Skills and Qualifications: We believe that Dr. Verwiel’s expertise in healthcare, marketing, strategy development and financial operations, as well as his experience as a chief executive officer of a biopharmaceutical company, and his board service for a number of publicly traded biopharmaceutical companies, positions him to make valuable contributions to our Board of Directors and provide a valuable source of experience for our management team.

Directors Whose Terms Expire in 2020 (Class II Directors)

Michael D. Kishbauch, age 70. Mr. Kishbauch has served as a director of Achillion since July 2004. Mr. Kishbauch was President and Chief Executive Officer of Achillion from July 2004 until May 2013. In September 2013, he retired from Achillion. From September 1996 to July 2004, Mr. Kishbauch founded and served as President and Chief Executive Officer of OraPharma, Inc., a publicly traded, commercial-stage pharmaceutical company focused on oral health care, which was acquired by Johnson & Johnson in 2003. Prior to OraPharma, Inc., Mr. Kishbauch held senior management positions with MedImmune, Inc., a biotechnology company. Since September 2013, Mr. Kishbauch has served on the Board of Directors of Progenics Pharmaceuticals, Inc., a publicly traded oncology company, and has served on the Board of Directors of Catabasis Pharmaceuticals, Inc., a publicly traded rare disease biopharmaceutical company since April 2016. From September 2014 until December 2016, Mr. Kishbauch served on the Board of Directors of TetraLogic Pharmaceuticals, Inc., a publicly traded biopharmaceutical company. Mr. Kishbauch holds an M.B.A. from the Wharton School of the University of Pennsylvania and a B.A. in biology from Wesleyan University. Mr. Kishbauch has held senior management positions in the life sciences industry for over 28 years.

Board Committees: Compliance, Strategy (Chair)

Skills and Qualifications: Our Board of Directors believes that Mr. Kishbauch’s extensive operational, strategic, product launch and sales and marketing experience, coupled with his previous service as our Chief Executive Officer and his board experience with several other life sciences companies, including rare disease companies, qualify him to serve on the Board of Directors and adds significant value to our Board of Directors.

Robert L. Van Nostrand, age 62. Mr. Van Nostrand has served as a director of Achillion since April 2007. Mr. Van Nostrand is currently on the Board of Directors of SELLAS Life Sciences Group, Inc. (since January 2018), a publicly traded biopharmaceutical company focused on the development of novel cancer immunotherapies, Intra-Cellular Therapies (since January 2014), a publicly traded biopharmaceutical company developing therapies for CNS disease, Yield10 Bioscience, Inc., formerly Metabolix, Inc. (since October 2006), a publicly traded bio agricultural company. From December 2014 until May 2018, Mr. Van Nostrand served on the Board of Directors of Enumeral Biomedical Holdings, Inc., a publicly traded biotechnology company that was developing novel antibody immunotherapies. Mr. Van Nostrand was Executive Vice President and Chief Financial Officer of Aureon Laboratories, Inc., a pathology life science company, from January 2010 to July 2010. Prior to joining Aureon Laboratories, Mr. Van Nostrand served as Executive Vice President and Chief Financial Officer of AGI Dermatics, a private biotechnology company, from July 2007 to September 2008 when the company was acquired. From May 2005 to July 2007, Mr. Van Nostrand served as the Senior Vice President and Chief Compliance Officer of OSI Pharmaceuticals, Inc., or OSI, a biotechnology company, where he previously served as Vice President and Chief Financial Officer from December 1996 through May 2005 and as Vice President, Finance and Administration prior to that. He also served as OSI’s Treasurer from March 1992 to May 2005 and as Secretary from March 1995 to January 2004. Mr. Van Nostrand joined OSI as Controller and Chief Accounting Officer in September 1986. Prior to joining OSI, Mr. Van Nostrand served in a managerial position with the accounting firm, Touche Ross & Co., currently Deloitte. Mr. Van Nostrand is also on the Board of the New York Biotechnology Association and was the former chairman and is on the Foundation Board of Farmingdale University. Mr. Van Nostrand holds a B.S. in Accounting from Long Island University, New York and completed advanced management studies at the Wharton School of the University of Pennsylvania. He is a Certified Public Accountant.

Board Committees: Audit (Chair), Compliance

Skills and Qualifications: Our Board of Directors believes that Mr. Van Nostrand’s vast board and industry experience in life sciences, his qualification as a financial expert, as well as his experience in transaction structuring and risk management qualifies him to serve on the Board of Directors and make him a significant contributor to our Board of Directors.

Nicole Vitullo, age 61. Ms. Vitullo has served as a director of Achillion since September 2010 and has served as Chair of our Board since December 2018. Ms. Vitullo joined Domain Associates, a venture capital firm with an exclusive focus on life sciences, in 1999 and became a Partner in 2004. In addition to her investment responsibilities, she is involved in the distribution/liquidation strategies for the public companies in Domain’s Venture Capital portfolios. Ms. Vitullo is on the Board of Directors of Antios Therapeutics, Inc. (since November 2018) and Celtaxsys, Inc. (since June 2015), privately-held life sciences companies and serves on the Boards of Directors of Esperion Pharmaceuticals, Inc. (since April 2008) and Marinus Pharmaceuticals, Inc., (since September 2005) both publicly traded pharmaceutical companies. Ms. Vitullo previously served on the Board of Directors of Celator, Inc. (from April 2005 until July 2016) which was acquired by Jazz Pharmaceuticals plc in May 2016, and Durata Therapeutics, Inc., (from December 2009 until November 2014) which was sold to Actavis Plc in November 2014. From 1992 through 1999, Ms. Vitullo was Senior Vice President at Rothschild Asset Management, Inc. where she had responsibility for the U.S. public market investments of International Biotechnology Trust plc and Biotechnology Investments Limited. From 1991 to

1992, Ms. Vitullo served as the Director of Corporate Communications and Investor Relations at Cephalon, a publicly traded biotechnology company. Prior to Cephalon, Ms. Vitullo spent 12 years at Eastman Kodak, most recently in Corporate Development where she was involved in the development and management of Eastman Kodak’s venture capital activities. Ms. Vitullo received a B.A. and M.B.A. from the University of Rochester.

Board Committees: Nominating and Corporate Governance, Strategy

Skills and Qualifications: Our Board of Directors believes that Ms. Vitullo’s extensive industry knowledge and investment experience is valuable to the company in matters such as strategic planning, financing, alliance formation, product development and public market communications and qualifies her to lead the Board of Directors. Ms. Vitullo’s extensive board membership with other companies provides her with very broad experience across several therapeutic areas in the life sciences industry and makes her a valuable contributor to our Board of Directors.

Directors Whose Terms Expire in 2021 (Class III Directors)

Jason S. Fisherman, M.D., age 62. Dr. Fisherman has served as a director of Achillion since March 2000. Currently Dr. Fisherman is the President and Chief Executive Officer of Synkine Therapeutics, a bio-pharmaceutical start-up he co-founded in 2018. He was previously a Partner in Synthesis Ventures (formerly Synthesis Capital), an early stage life science venture firm spun out from Advent International in 2007. From January to September 2016 Dr. Fisherman was the Chief Executive Officer of C4 Therapeutics, a biotechnology company building a platform for targeted protein-degrading drugs. From 1994 to 2007, Dr. Fisherman was an investor in life science and healthcare companies at Advent International, a global private equity firm, holding positions of increasing responsibility and becoming a Managing Director in 2002. Prior to Advent, Dr. Fisherman served for three years as Senior Director of Medical Research at Enzon Pharmaceuticals, leading development of drugs for cancer and orphan diseases. He previously managed the clinical development of a number of oncology drugs at the National Cancer Institute. Dr. Fisherman has served on numerous public and private biotechnology and healthcare company boards. Dr. Fisherman received a B.A. from Yale University, his M.D. from the University of Pennsylvania and a M.B.A. from the Wharton School of the University of Pennsylvania.

Board Committees: Audit, Nominating and Corporate Governance (Chair), Strategy

Skills and Qualifications: Our Board of Directors believes that Dr. Fisherman’s qualifications and his scientific experience and expertise, notably in drug research, clinical development and strategic product development, as well as his extensive venture capital management experience in such areas as financing, business development, alliance formation, and broad knowledge of the life sciences industry qualify him to serve on the Board of Directors and make significant contributions to our Board of Directors.

Joseph Truitt, age 54. Mr. Truitt has served as our President and Chief Executive Officer and as a director since May 2018. From February 2018 to May 2018, Mr. Truitt served as our President and Chief Operating Officer. From September 2017 to February 2018, Mr. Truitt served as our Chief Operating Officer. From January 2009 to September 2017, Mr. Truitt served as our Chief Commercial Officer. Prior to joining Achillion in January 2009, Mr. Truitt was Vice President of Business Development and Product Strategy for Lev Pharmaceuticals, Inc., a biotechnology company, from October 2007 to December 2008. From July 2006 through September 2007, he served as Lev’s Vice President of Sales and Marketing and led the build out of the commercial team and infrastructure in preparation for product launch. From February 2002 to July 2006, Mr. Truitt was Vice President of Sales and Operations at Johnson & Johnson, a pharmaceutical company, where he directed commercial operations at the company’s OraPharma subsidiary. From 2000 to 2002, Mr. Truitt was Vice President of Sales and Operations of OraPharma, Inc., a pharmaceutical company, prior to its acquisition by Johnson & Johnson. Mr. Truitt holds an M.B.A. from St. Joseph’s University, Philadelphia and a B.S. in Marketing from LaSalle University, Philadelphia.

Skills and Qualifications: Our Board believes that Mr. Truitt’s detailed knowledge of our company, his business development expertise, his extensive experience in operations and the development and management of a pharmaceutical commercial infrastructure, and overall knowledge of the life sciences industry qualify him to serve on the Board and adds significant value to our Board of Directors.

Board Recommendation

The Board of Directors believes that the election of Kurt Graves, David Scheer and Frank Verwiel, M.D. to serve as Class I directors is in the best interests of Achillion and the best interests of our stockholders and, therefore, recommends a vote FOR this proposal.

PROPOSAL 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION

We are providing our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, which is commonly referred to as “say-on-pay,” is required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, which added Section 14A to the Securities Exchange Act of 1934, or the Exchange Act.

Our executive compensation programs are designed to attract, motivate, and retain our executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of our near-term and longer-term financial and strategic goals and for driving corporate financial performance and stability. The programs contain elements of cash and equity-based compensation and are designed to align the interests of our executives with those of our stockholders.

The section of this proxy statement titled “Information About Executive and Director Compensation” beginning on page 28, including “Compensation Discussion and Analysis,” describes in detail our executive compensation programs and the decisions made by the Compensation Committee with respect to the fiscal year ended December 31, 2018. As we describe in the Compensation Discussion and Analysis, our executive compensation program embodies a pay-for-performance philosophy that supports our business strategy and aligns the interests of our executives with our stockholders. The Board of Directors believes this link between compensation and the achievement of our near- and long-term business goals has helped drive our performance over time. At the same time, we believe our program does not encourage excessive risk-taking by management.

Our Board of Directors is asking stockholders to approve a non-binding advisory vote on the following resolution:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in this proxy statement, is hereby approved.

As an advisory vote, this proposal is not binding. The outcome of this advisory vote does not overrule any decision by the Company or the Board of Directors (or any committee thereof), create or imply any change to the fiduciary duties of the Company or the Board of Directors (or any committee thereof), or create or imply any additional fiduciary duties for the Company or the Board of Directors (or any committee thereof). However, our Compensation Committee and Board of Directors value the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of the vote when making future compensation decisions for named executive officers.

Section 14A of the Exchange Act also requires that stockholders have the opportunity, at least once every six years, to cast an advisory vote with respect to whether future executive compensation advisory votes will be held every one, two, or three years. At our 2017 Annual Meeting of Stockholders, our stockholders indicated their preference for an advisory vote on the compensation of our named executive officers to be held annually, which annual frequency was also the recommendation of our Board. Our Board of Directors subsequently determined that we will hold an advisory vote on the compensation of our named executive officers on an annual basis until the next required vote on the frequency of such advisory votes, or until the Board of Directors otherwise determines that a different frequency for such votes is in the best interests of our stockholders.

Board Recommendation

The Board of Directors recommends that stockholders vote to approve a non-binding advisory vote on the compensation of our named executive officers by voting FOR this proposal.

PROPOSAL 3—APPROVAL OF AN AMENDMENT TO THE AMENDED AND

RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY TO INCREASE

THE NUMBER OF SHARES OF COMMON STOCK AUTHORIZED FOR ISSUANCE

FROM 200,000,000 SHARES TO 300,000,000 SHARES

On March 27, 2019, our board of directors approved, subject to stockholder approval, an amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares of our common stock from 200,000,000 shares to 300,000,000. Our Amended and Restated Certificate of Incorporation, as amended on June 8, 2011 (the “Restated Certificate of Incorporation”), currently authorizes 200,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which              shares of common stock and zero shares of preferred stock were outstanding as of April 2, 2019, the record date for our annual meeting. The proposed Certificate of Amendment would not increase or otherwise affect the Company’s authorized preferred stock. Our common stock is all of a single class, with equal voting, distribution, liquidation and other rights. The additional common stock to be authorized by adoption of the amendment would have rights identical to our currently outstanding common stock.

A copy of the Certificate of Amendment to our Restated Certificate of Incorporation is attached as Exhibit A to this proxy statement. If our stockholders approve the proposal, subject to the discretion of the board, we will file the Certificate of Amendment to our Restated Certificate of Incorporation with the Secretary of State of the State of Delaware as soon as practicable.

Purpose

Our Board of Directors believes that it is in the best interests of the Company to increase the number of authorized shares of common stock in order to give the Company greater flexibility in considering and planning for potential business needs. The increase in the number of authorized but unissued shares of common stock would enable the Company, without the expense and delay of seeking stockholder approval, to issue shares from time to time as may be required for proper business purposes.

We anticipate that we may issue additional shares of common stock in the future in connection with one or more of the following:

•	financing transactions, such as public or private offerings of common stock or convertible securities;

•	partnerships, collaborations and other similar transactions;

•	our equity incentive plans;

•	strategic investments; and

•	other corporate purposes that have not yet been identified.

At this time, we do not have any plans, commitments, arrangements, understandings or agreements regarding the issuance of common stock following the increase of our authorized shares. However, the availability of additional shares of common stock for issuance is, in management’s view, prudent and will afford us flexibility in acting upon financing transactions to strengthen our financial position and/or commercial partnership opportunities that may arise.

As of March 15, 2019, a total of 138,715,675 shares of common stock were issued and outstanding, zero shares of preferred stock were issued and outstanding and 19,388,452 options to purchase shares of our common stock were issued and outstanding. Additionally, 5,266,715 shares of common stock are reserved for future issuance under our 2015 Amended and Restated Stock Incentive Plan, which we refer to as our 2015 Plan, and 1,533,241 shares of common stock are reserved for issuance under our 2006 Employee Stock Purchase Plan. We do not have any full value awards or warrants outstanding as of March 31, 2019. Accordingly, out of the 200,000,000 shares of common stock authorized, 164,904,083 are issued or reserved for issuance and 35,095,917 authorized shares of common stock remain for future issuance.

Possible Effects of the Amendment

If the Certificate of Amendment of the Amended and Restated Certificate of Incorporation is approved, the additional authorized shares would be available for issuance at the discretion of the Board of Directors and without further stockholder approval, except as may be required by law or the rules of the Nasdaq Global Market on which our common stock is listed. The additional shares of authorized common stock would have the same rights and privileges as the shares of common stock currently issued and outstanding. Holders of our common stock have no preemptive rights.

The issuance of additional shares of common stock may, among other things, have a dilutive effect on earnings per share and on stockholders’ equity and voting rights. Furthermore, future sales of substantial amounts of our common stock, or the perception that these sales might occur, could adversely affect the prevailing market price of our common stock or limit our ability to raise additional capital. Stockholders should recognize that, as a result of this proposal, they will own a smaller percentage of shares relative to the total authorized shares of the Company than they presently own.

Board Recommendation

The Board of Directors believes that approval of a Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Company is in the best interests of Achillion and the best interests of our stockholders and therefore recommends a vote FOR this proposal.

PROPOSAL 4—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

Our Audit Committee has selected the firm of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. PricewaterhouseCoopers LLP has served as our independent registered public accounting firm since 2002. Although stockholder approval of the selection of PricewaterhouseCoopers LLP is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at our Annual Meeting, our Audit Committee will reconsider its selection of PricewaterhouseCoopers LLP. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

Board Recommendation

The Board of Directors believes that the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is in the best interests of Achillion and the best interests of our stockholders, and therefore, recommends a vote FOR this proposal.

CORPORATE GOVERNANCE

General

This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of our corporate governance guidelines, committee charters and Code of Business Conduct and Ethics described below are available on our website at www.achillion.com. Alternatively, you can request a copy of any of these documents by writing to: Investor Relations, Achillion Pharmaceuticals, Inc., 1777 Sentry Parkway West, VEVA Building #14 Suite 200, Blue Bell, Pennsylvania 19422. Our Board of Directors believes that good corporate governance is important to ensure that we are managed for the long-term benefit of our stockholders.

Corporate Governance Guidelines

Our Board of Directors adopted corporate governance guidelines to assist the Board of Directors in the exercise of its duties and responsibilities and to serve the best interests of Achillion and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	the principal responsibility of the directors is to oversee management of the Company;

•	a majority of the members of the Board of Directors shall be independent directors;

•	the independent directors meet regularly in executive session;

•	directors have full and free access to senior executives and, as necessary and appropriate, independent advisors;

•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and

•	at least annually, the Board of Directors and its committees will conduct a self-evaluation to determine whether they are functioning effectively.

Board of Directors Determination of Independence

Under applicable Nasdaq rules, a director only qualifies as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that none of Messrs. Frashier, Graves, Scheer, Kishbauch, or Van Nostrand, Drs. Verwiel or Fisherman, or Ms. Vitullo has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is an “independent director” as defined under Rule 5605(a)(2) of the Nasdaq Marketplace Rules.

Rule 5605 of the Nasdaq Marketplace Rules requires a majority of a listed company’s board of directors to be comprised of independent directors within one year of listing. In addition, the Nasdaq Marketplace Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent and that audit committee members also satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under Rule 5605(a)(2), a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the Board of Directors, or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. In addition, in affirmatively determining the independence of any director who will serve on a company’s compensation committee, Rule 10C-1 under the Exchange Act requires that a company’s board of directors consider all factors specifically relevant to determining whether a director has a relationship to such company which is material to that director’s ability to be independent from management in connection with the duties of a compensation committee member, including, but not limited to: (i) the source of compensation of the director, including any consulting, advisory or other compensatory fee paid by such company to the director; and (ii) whether the director is affiliated with the company or any of its subsidiaries or affiliates.

Director Nomination Process

The process followed by the Nominating and Corporate Governance Committee to identify and evaluate candidates includes requests to members of our Board of Directors and others for recommendations, meetings from time to time to evaluate biographical information and background material relating to potential candidates and interviews of selected candidates by members of the committee and the full Board. From time to time, the Nominating and Corporate Governance Committee will engage the services of a third party for a fee to assist in identifying and evaluating potential candidates for the Board of Directors. In considering whether to recommend any particular candidate for inclusion in our Board’s slate of recommended director nominees, including candidates recommended by stockholders, the Nominating and Corporate Governance Committee considers the criteria as set forth in our Corporate Governance Guidelines. These criteria include the candidate’s integrity, business acumen, knowledge of our business and industry, experience, diligence, age, conflicts of interest, the ability to act in the interests of all stockholders and whether the candidate enhances the diversity of our Board of Directors. Nominees are not discriminated against on the basis of race, religion, national origin, gender or any other basis as proscribed by law. The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director and views diversity broadly to include diversity of experience, skills and viewpoint as well as traditional concepts such as race or gender. We believe that the backgrounds and qualifications of the directors, considered as a group, should provide a significant composite mix of experience, knowledge and abilities that will allow our Board of Directors to fulfill its responsibilities.

Stockholders may recommend individuals to the Nominating and Corporate Governance Committee for consideration as potential director candidates by submitting their names, together with appropriate biographical information and background materials and a statement as to whether the stockholder or group of stockholders making the recommendation has beneficially owned more than 5% of our common stock for at least a year as of the date such recommendation is made, to our Nominating and Corporate Governance Committee, c/o Secretary, Achillion Pharmaceuticals, Inc., 1777 Sentry Parkway West, VEVA Building #14 Suite 200, Blue Bell, Pennsylvania 19422. Assuming that appropriate biographical and background material is provided for candidates recommended by stockholders, the Nominating and Corporate Governance Committee will evaluate those candidates by following substantially the same process and applying substantially the same criteria, as for candidates submitted by others.

Our stockholders also have the right to nominate director candidates themselves, without any prior review or recommendation by the Nominating and Corporate Governance Committee or the Board of Directors, by following the procedures set forth above under “Stockholder Proposals for the 2020 Annual Meeting.”

Board of Directors Leadership Structure

Ms. Vitullo was elected Chair of our Board of Directors in December 2018. Ms. Vitullo has served on our Board since September 2010. We believe that having an independent director serve as our Chair allows our Chief Executive Officer to focus on our business, while allowing the Chair of the Board to fulfill a fundamental leadership role of providing advice to and independent oversight of our Board of Directors.

Our Chair of the Board devotes a substantial amount of time and effort to her position. The Chair of the Board role requires significant additional commitment, particularly as the Board of Director’s oversight responsibilities continue to grow. Our Board of Directors is committed to practicing good corporate governance and believes that having an independent non-executive director serving as Chair is the appropriate leadership structure for our company.

Our Chair of the Board of Directors is responsible for the smooth functioning of our Board of Directors and enhancing its effectiveness. Our Chair guides the process of our Board of Directors, provides input on agenda items, and presides at Board of Directors meetings. Our Chair also acts as a liaison between members of our Board of Directors and our executive management team, consulting regularly and providing guidance on Board of Directors related matters.

Board of Directors’ Role in Risk Oversight

Our Board of Directors plays an important role in risk oversight directly and through its Committees. In particular, the Board of Directors meets regularly with and is updated by our executive officers on areas of material risk to the Company, including strategic planning and financial, regulatory, legal and operational updates. These reports are provided in connection with regular Board of Directors meetings and are discussed, as necessary, at such meetings. The Board of Directors is also routinely informed of developments that affect our risk profile and those that are material to other aspects of our business. Further, significant transactions and decisions require approval by the Board of Directors, or the appropriate Board committee.

Our Audit Committee is responsible for oversight of our financial processes and for monitoring our internal controls over financial reporting, disclosure controls and procedures, our risk management and investment policies and our Code of Business Conduct and Ethics with respect to its areas of oversight. The Audit Committee meets regularly with management and our independent registered public accounting firm and addresses risks as the Audit Committee deems appropriate.

Our Compensation Committee monitors risks associated with our compensation policies and practices, with respect to both executive compensation and compensation generally. The Committee’s responsibilities include annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s and our other named executive officers’ compensation, overseeing an annual evaluation of our executives and reviewing our compensation policies and procedures in general. As part of its review, our Compensation Committee reviews our compensation policies and practices to ensure that such policies and practices do not encourage our executive officers and other employees to take action that is reasonably likely to create a material adverse effect on the Company. Our Compensation Committee and our Board of Directors believe that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Our Nominating and Corporate Governance Committee reviews and assesses the adequacy and risk associated with our corporate governance policies, identifies and recommends appropriate individuals to be nominated to our Board of Directors and oversees a rigorous annual evaluation of the Board of Directors and its committees.

Our Strategy Committee assists management in carrying out its various responsibilities related to business focus, potential mergers, acquisitions, divestures, financial initiatives, and other strategic transactions. The Committee’s responsibilities include reviewing and providing guidance to management and our Board of Directors with respect to our basic strategy and business model, assisting management and our Board of Directors in discussions on material changes in our strategy, as they may evolve, and reviewing with management prospective candidates for corporate strategic transactions or potential collaboration partners, when and as appropriate. In carrying out its role and responsibility, our Strategy Committee monitors risk relating to strategy.

Our Compliance Committee oversees and monitors risks associated with compliance. Our Compliance Committee was established to assist the Board of Directors in fulfilling its oversight responsibilities and to assess risk exposures relating to the Company’s compliance with laws, regulations, and industry standards. The

Compliance Committee oversees the development and implementation of compliance and ethics policies and practices at the Company.

Board of Directors Meetings and Attendance

Our Board of Directors held six meetings, either in person or by teleconference, during the year ended December 31, 2018, or fiscal 2018. During fiscal 2018, each of our current directors attended at least 75% of the aggregate number of Board of Directors meetings and meetings held by all committees on which he or she then served, with the exception of Dr. Verwiel.

In fiscal year 2018, Dr. Verwiel attended 70.0% of the aggregate number of Board of Directors meetings and meetings held by the committees on which he then served. In fiscal 2018, Dr. Verwiel was unable to attend one Board of Directors meeting and two committee meetings that were held on the same day and which were scheduled on short notice due to an unavoidable scheduling conflict. Had Dr. Verwiel attended the meetings held on that day, he would have attended 85% of the meetings held in fiscal 2018. Moreover, during fiscal 2018, there were numerous conference calls among the independent members of the Board that did not constitute formal meetings of the Board and, as such, do not count toward the total number of aggregate meetings and Dr. Verwiel attended all of those conference calls.

Historically Dr. Verwiel has had an excellent attendance record, having attended 92.6% of the meetings of the Board of Directors and the committees on which he was then-serving since he joined our Board of Directors in December 2015 through the end of fiscal 2017.

Since Dr. Verwiel joined our Board of Directors, he has provided invaluable service to our Board of Directors and has served, at different times, on our audit, compensation and strategy committees. His extensive experience in the biotechnology industry makes him particularly well-suited to help our Board of Directors address the types of challenges commonly faced by clinical-stage biotechnology companies, and he has brought that experience to bear as a participant in every major decision our Board of Directors has made during his tenure—both formally at regularly scheduled meetings and informally outside of regularly scheduled board meetings.

Our Corporate Governance Guidelines provide that our directors are expected to attend the Annual Meeting of Stockholders. In 2018, seven of our eight directors attended the Annual Meeting of Stockholders.

Board of Directors Committees

Our Board of Directors has established five standing committees—Audit, Compensation, Nominating and Corporate Governance, Compliance and Strategy. These committees each operate under a written charter that has been approved by the Board of Directors. Current copies of the charters for these committees are posted on the Corporate Governance section of our website, www.achillion.com.

Our Board of Directors has determined that all of the members of our Audit, Compensation, Nominating and Corporate Governance, Compliance and Strategy committees are independent as defined under the rules of the Nasdaq Stock Market, including, in the case of all members of the Audit Committee, the independence requirements contemplated by Rule 10A-3 under the Exchange Act and in the case of all members of the Compensation Committee, the independence requirements contemplated by Rule 10C-1 under the Exchange Act.

The chart below lists the standing committees of our Board of Directors and indicates who currently serves on those committees and how many meetings each committee held during fiscal 2018.

Board of Directors Member	Audit	Compensation	Nominating and Corporate Governance	Compliance	Strategy
Jason Fisherman, M.D.	∎		☐		∎
Kurt Graves		∎			∎
Michael Kishbauch				∎	☐
David Scheer		∎	∎	☐
Robert Van Nostrand	☐			∎
Frank Verwiel, M.D.	∎	☐
Nicole Vitullo			∎		∎
Meetings in fiscal 2018	5	7	4	2	2
☐	Committee Chair
∎	Committee Member

Our Board of Directors has determined that Mr. Van Nostrand is an “audit committee financial expert” as defined by applicable SEC rules.

Audit Committee

Our Audit Committee’s responsibilities include:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;

•	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

•	monitoring our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics as relates to its areas of oversight;

•	monitoring our risk management and investment policies;

•	establishing policies regarding hiring employees from the registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent registered public accounting firm and management;

•	reviewing and approving or ratifying any related party transactions;

•	considering the adequacy of our internal accounting controls, critical accounting policies and audit procedures;

•	approving (or, as permitted, pre-approving) all audit and non-audit services to be performed by our independent registered public accounting firm; and

•	preparing the Audit Committee Report required by SEC rules.

Compensation Committee

Our Compensation Committee’s responsibilities include:

•	annually reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer and our other named executive officers’ compensation;

•	determining our Chief Executive Officer’s compensation;

•	reviewing and approving, and reporting to our Board of Directors with respect to, the compensation of our other executive officers;

•	overseeing and administering discretionary cash bonus awards and our equity incentive plans;

•	reviewing and making recommendations to our Board of Directors with respect to director compensation;

•	reviewing and discussing annually with senior executives our “Compensation Discussion and Analysis;” and

•	preparing the report of the Compensation Committee required by SEC rules.

The processes and procedures followed by our Compensation Committee in considering and determining compensation are described below in “Compensation Discussion and Analysis” under the heading “Compensation Processes.”

The Compensation Committee is authorized to retain advisors and consultants and to compensate them for their services. Additionally, the Compensation Committee may delegate authority to one or more subcommittees as it deems appropriate.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying individuals qualified to become members of our Board of Directors;

•	recommending to our Board of Directors the persons to be nominated for election as directors and to each of the Board’s committees;

•	corporate governance;

•	corporate governance structure, including recommending committee assignments for members of the Board of Directors;

•	reviewing and making recommendations to the Board of Directors with respect to management succession planning;

•	developing and recommending to the Board of Directors corporate governance principles; and

•	overseeing an annual evaluation of the Board of Directors and its committees.

The processes and procedures followed by the Nominating and Corporate Governance Committee in identifying and evaluating director candidates are described above under the heading “Director Nomination Process.” The Nominating and Corporate Governance Committee is authorized to retain advisors and consultants and to compensate them for their services.

Compliance Committee

Our Compliance Committee’s responsibilities include:

•	overseeing the Company’s activities in the area of compliance with laws, regulations and industry standards except where the oversight responsibility is with the Audit Committee;

•	overseeing compliance with data protection and privacy laws and regulations;

•	reviewing significant compliance risk areas and the steps management takes to monitor, control, and report such compliance risk exposures;

•	reviewing and monitoring the development and effectiveness of the Company’s Compliance Program and recommending improvements as necessary or appropriate;

•	reviewing and recommending to the full Board of Directors any changes to the Company’s Code of Business Conduct and Ethics;

•	ensuring proper communication of significant compliance issues to the full Board of Directors;

•	reviewing efforts to promote an ethical culture; and

•	overseeing the mechanisms for employees to seek guidance and report concerns regarding matters of compliance with laws, regulations, and regulatory standards.

Strategy Committee

Our Strategy Committee’s responsibilities include:

•	reviewing and providing guidance to management and the Board of Directors with respect to the Company’s strategy and business model;

•	assisting management and the Board of Directors in discussions on material changes in the Company’s strategy; and

•	periodically reviewing with management prospective candidates for corporate strategic transactions or potential collaboration partners, when and as appropriate.

Communicating with the Directors

Our Board of Directors will give appropriate attention to written communications that are submitted by stockholders and will respond if and as appropriate. The Chair of the Board is primarily responsible for monitoring communications from stockholders and for providing copies or summaries to the other directors as she considers appropriate.

Under procedures approved by a majority of the independent directors, communications are forwarded to all directors if they relate to important substantive matters and include suggestions or comments that the Chair of the Board or Chairman of the Nominating and Corporate Governance Committee, as appropriate, considers to be important for the directors to know. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which we tend to receive repetitive or duplicative communications.

Stockholders who wish to send communications on any topic to the Board of Directors should address such communications to Board of Directors, c/o Secretary, Achillion Pharmaceuticals, Inc., 1777 Sentry Parkway West, VEVA Building #14, Suite 200, Blue Bell Pennsylvania 19422.

Code of Business Conduct and Ethics

We have adopted a written Code of Business Conduct and Ethics that applies to our directors, officers and employees. We have posted a copy of the code on our website, www.achillion.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq Global Select Market listing standards concerning any amendments to, or waivers of, our code.

INFORMATION ABOUT EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Discussion and Analysis

Overview

The purpose of this compensation discussion and analysis is to discuss the principles underlying our compensation philosophy, programs, policies and decisions with respect to all of our “named executive officers” with a focus on the factors we rely upon in setting compensation for those individuals. This discussion is intended to help our stockholders understand the detailed information provided in the compensation tables included in this proxy statement in the context of our overall compensation programs and practices.

Named Executive Officers

Our named executive officers are as follows:

•	Joseph Truitt, President and Chief Executive Officer;

•	Dr. Steven Zelenkosfke, D.O., Executive Vice President and Chief Medical Officer;

•	Anthony Gibney, Executive Vice President and Chief Business Officer;

•	Paul Firuta, Executive Vice President and Chief Operating Officer;

•	Milind Deshpande, Ph.D., former Chief Executive Officer; and

•	Mary Kay Fenton, former Chief Financial Officer.

Although both Dr. Deshpande and Ms. Fenton ceased to be executive officers of the Company during 2018, they are deemed to be “named executive officers” and we have included certain information regarding their 2018 compensation, in accordance with the requirements of the SEC’s disclosure rules.

Compensation Philosophy and Objectives

Our pay-for-performance executive compensation philosophy forms the basis for the Compensation Committee’s decisions regarding executive compensation. Our compensation program has the following key objectives:

•	to attract, retain and motivate the best possible executive talent;

•	to tie short-term and long-term cash and equity incentives to achievement of measurable corporate and individual performance objectives; and

•	to align executive incentives with creation of value for our stockholders.

Compensation Processes

Our Compensation Committee is responsible for establishing and administering our philosophy and policies governing the compensation for our executive officers, including determining base salaries, cash bonuses and equity incentive compensation.

The Compensation Committee considers the recommendations from our Chief Executive Officer when determining the appropriate levels of compensation for each of our named executive officers, other than the Chief Executive Officer. Our Chief Executive Officer and our Senior Vice President of Human Resources develop these recommendations by utilizing publicly available compensation data and subscription compensation survey data from national and regional companies in the biopharmaceutical industry. We believe that this data provides us with an appropriate starting point for compensation benchmarks. The Compensation Committee retains Radford, Aon Consulting as its independent compensation consultant on a regular, annual basis in a comprehensive engagement to assist in evaluating the compensation of executives, directors and employees, including the competitive pay position of the Company’s executives, directors and employees, as well as our corporate governance practices. The Compensation Committee’s objectives in obtaining these reviews are to ensure competitive compensation practices overall with a focus on attracting and retaining employees.

Our pay-for-performance executive compensation philosophy is intended to bring base salaries and total executive compensation in line with the median of companies with a similar number of employees and in a similar stage of development as represented in the compensation data that we review.

To determine each component of an executive’s initial compensation package, we utilize a number of factors, including:

•	the individual’s particular background and circumstances, including training and prior relevant work experience;

•	the individual’s role with Achillion and the compensation paid to similar persons in the companies represented in the compensation data that we review;

•	market demand for individuals with the individual’s specific expertise and experience at the time of hire;

•	performance goals and other expectations for the individual’s position;

•	internal pay equity; and

•	uniqueness of the individual’s industry skills and the relative need within Achillion for someone with those skills.

We have implemented, and the Compensation Committee has approved, an annual performance review process under which annual performance objectives are determined and set forth in writing at the beginning of each calendar year for the Company as a whole and for each individual executive and the function that each executive oversees. Annual corporate goals are proposed by the Chief Executive Officer and approved by our Compensation Committee and Board of Directors at the beginning of each calendar year. These shared corporate goals typically involve development and implementation of our strategy, advancement of our portfolio and assets, share price performance, and management of operating expenditures. Because we are a development stage company, we apply the heaviest weighting towards advancement of our portfolio, as we believe that advancing our portfolio has particular importance to enhancing shareholder value. Our Chief Executive Officer’s annual incentive cash bonus award is determined entirely upon the achievement of our corporate goals. The executive team also has shared accountability for our corporate goals. Individual and functional goals for our executive officers, other than the Chief Executive Officer, are proposed by each executive and approved by the Chief Executive Officer during the first quarter of each calendar year. Annual individual and functional goals focus on contributions aligned to facilitate the achievement of the corporate goals. Corporate goals may be reevaluated in light of any strategic changes that may occur during the year.

After the end of the calendar year, our Chief Executive Officer, Senior Vice President of Human Resources and the Compensation Committee evaluate individual, functional and corporate performance against the written goals for the year. Our executive officers, other than the Chief Executive Officer, are evaluated by the Chief Executive Officer, who submits recommendations for salary increases, bonuses and equity incentive awards to the Compensation Committee for review and approval. In the case of the Chief Executive Officer, the Compensation Committee determines his salary increase, if any, bonus and equity incentive award based on corporate performance and reports to our Board of Directors. For all employees, including our executive officers, annual base salary increases, to the extent granted, are effective the first day of the new calendar year.

Independent Consultants to the Compensation Committee

The Compensation Committee annually assesses Radford’s independence in accordance with the Securities and Exchange Commission and Nasdaq requirements. Based on this assessment, the Compensation Committee determined that the engagement of Radford did not raise any conflict of interest.

In the fourth quarter of 2018, as part of the Compensation Committee’s annual engagement of Radford, Radford assessed the competitive pay position of the Company’s executives, employees and directors. As part of this process, the Compensation Committee reevaluated the Company’s peer group, executive total rewards, including base salary, target incentive bonus as a percentage of base salary, target total cash and long-term incentive compensation for officers and directors. The long-term incentive evaluation was based on the newly defined peer group comparison, the Company’s historical executive and non-executive equity program, including the executive’s potential equity ownership level relative to our peer companies, current “in-the-money” gains and retention value from the Company’s unvested outstanding equity program, potential wealth creation opportunities based on potential future stock prices, and the Company’s aggregate and annual dilution relative to its peer companies.

Defining Our Peer Group

The first step in the compensation review process is the review and analysis of an appropriate peer group for the Company. In 2017, Radford assessed the competitive pay position of the Company’s executives, employees and directors. As part of this assessment, Radford recommended, and the Compensation Committee approved, a peer group of publicly traded companies to benchmark competitive pay levels and compensation practices. Peer group companies were those which:

•	were in a similar industry;

•	were at a similar stage of product development;

•	have market capitalizations ranging from $125.0 million to $2.0 billion; and

•	have 30 to 260 employees.

The 2017 peer group was used by the Compensation Committee in determining 2018 base salaries, 2017 bonuses paid and 2017 stock option awards granted in February 2018. This 2017 peer group consisted of the following companies:

Acceleron Pharma Inc.	Cytokinetics, Incorporated	MacroGenics, Inc.
Aduro BioTech, Inc.	Epizyme, Inc.	NewLink Genetics Corporation
Alder BioPharmaceuticals, Inc.	Inovio Pharmaceuticals, Inc.	Novavax, Inc.
Atara Biotherapeutics, Inc.	Insmed Incorporated	Sangamo Therapeutics, Inc.
Calithera Biosciences, Inc.	Intra-Cellular Therapies, Inc.	Xencor, Inc.
Celldex Therapeutics, Inc.	Karyopharm Therapeutics Inc.	ZIOPHARM Oncology, Inc.

As a part of the 2018 annual executive compensation assessment, in September 2018, after discussions with the Compensation Committee, Radford recommended, and the Compensation Committee approved, a revised peer group of publicly traded companies defined by the following criteria:

•	in a similar industry;

•	at a similar stage of product development;

•	have market capitalizations ranging from $100.0 million to $1.5 billion; and

•	have 30 to 270 employees.

The changes in the 2018 peer group as compared with the 2017 peer group were primarily the result of removing seven companies (Acceleron Pharma Inc., Atara Biotherapeutics Inc., Celldex Therapeutics, Inc., Insmed Incorporated, Intra-Cellular Therapies, Inc., Karyopharm Therapeutics, Inc. and Xencor, Inc.) which did not meet the criteria listed above as to stage of development and/or market capitalization and adding eight companies (Apellis Pharmaceuticals, Inc., ArQule, Inc., ChemoCentryx, Inc., GlycoMimetics, Inc., Ra Pharmaceuticals, Inc., Selecta Biosciences, Inc., Seres Therapeutics, Inc. and Zafgen, Inc.) that met the peer group criteria. The new peer group consists of the following companies:

Aduro BioTech, Inc.	Epizyme, Inc.	Sangamo Therapeutics, Inc.
Alder BioPharmaceuticals, Inc.	GlycoMimetics, Inc.	Selecta Biosciences, Inc.
Apellis Pharmaceuticals, Inc.	Inovio Pharmaceuticals, Inc.	Seres Therapeutics, Inc.
ArQule, Inc.	MacroGenics, Inc.	Zafgen, Inc.
Calithera Biosciences, Inc.	NewLink Genetics Corporation	ZIOPHARM Oncology, Inc.
ChemoCentryx, Inc.	Novavax, Inc.
Cytokinetics, Inc.	Ra Pharmaceuticals, Inc.

In January 2019, the Compensation Committee used publicly available compensation data from this peer group, in addition to a wider data set from the Radford Global Life Sciences Survey, which reflects a custom set of companies similarly scoped as the peer group, to inform its decisions in setting 2019 base salary and awarding stock options for 2018 performance.

Say-on-Pay

At each annual stockholders meeting, we give our stockholders an opportunity to provide feedback on our executive compensation program and related proxy disclosure by asking them to vote, on an advisory basis, on the compensation paid to our named executive officers. At our 2018 annual stockholders meeting, a significant percentage of stockholders indicated approval of the compensation of our named executive officers, with approximately 99% of the shares present or represented and voting on such matter cast in favor of the proposal. The Compensation Committee took the results of this advisory vote into consideration in connection with its setting of executive compensation policies and decisions for 2018.

Executive Compensation Components

The components of our compensation package are as follows:

•	Base salary;

•	Annual performance-based cash bonus awards;

•	Annual equity awards;

•	Other benefits, such as 401K, health, dental, disability and life insurance; and

•	Severance and change in control agreements.

Base Salary

Base salaries for our named executive officers are established based on the scope of their responsibilities and their prior relevant background, training and experience, taking into account competitive market compensation paid by the companies represented in the compensation data we review for similar positions and the overall market demand for such executives at the time of hire. In setting base salaries, our Compensation Committee generally targets the 50th percentile of the salaries for executives in similar positions and with similar responsibilities within our peer group and in the companies of similar size to us represented in the Radford compensation data we review. A named executive officer’s base salary is also evaluated together with other components of the executive’s compensation to ensure that the executive’s total direct compensation is in line with the market and with our overall compensation philosophy. Base salaries for our named executive officers are reviewed annually by our Compensation Committee as part of our performance review process and are adjusted from time to time to ensure that our executive compensation structure remains aligned with our compensation objectives. In addition, as part of the annual competitive pay assessment, the Compensation Committee reviews the competitive pay positioning of the Chief Executive Officer and other named executive officers, industry benchmarks for merit increases from Radford and external survey data, and overall performance to determine the base salary of each executive. We adjust base salaries as warranted throughout the year for promotions or other changes in the scope or breadth of a named executive officer’s role or responsibilities.

2018 Base Salary

In February 2018, the Compensation Committee reviewed the salaries of our named executive officers. Based on competitive positioning and financial considerations, the Compensation Committee determined that no merit increases would be awarded to employees, including our named executive officers.

Joseph Truitt, President and Chief Executive Officer. In February 2018, the Compensation Committee approved no increase to Mr. Truitt’s annual base salary as Executive Vice President and Chief Operating Officer. Mr. Truitt’s annual base salary as Executive Vice President and Chief Operating Officer of $408,200 was positioned at approximately the 50th market percentile. In February 2018, Mr. Truitt was promoted to “President and Chief Operating Officer,” with no increase in salary. In May 2018, Mr. Truitt was promoted to President and Chief Executive Officer and his base salary was increased to $560,000, positioning his base salary to be at approximately the 50th market percentile.

Paul Firuta, Executive Vice President and Chief Operating Officer. In September 2018, Mr. Firuta joined Achillion as our Chief Operating Officer. His base salary for 2018 of $420,000 was established based on competitive positioning for his role, his breadth of background and the experience that he brings to Achillion. Mr. Firuta’s annual base salary is approximately at the 50th market percentile.

Anthony Gibney, Executive Vice President and Chief Business Officer. In August 2018, Mr. Gibney joined Achillion as our Chief Business Officer. His base salary for 2018 of $360,000 was established based on competitive positioning for his role, his breadth of background and the experience that he brings to Achillion. Mr. Gibney’s annual base salary is approximately at the 50th market percentile.

Steven Zelenkofske, Executive Vice President and Chief Medical Officer. In August 2018, Dr. Zelenkofske joined Achillion as our Chief Medical Officer. His base salary for 2018 of $430,000, was established based on competitive positioning for his role, his breadth of background and the experience that he brings to Achillion. Dr. Zelenkofske’s annual base salary is approximately at the 50th market percentile.

Milind S. Deshpande, Ph.D., former President and Chief Executive Officer. In February 2018, the Compensation Committee approved no increase to Dr. Deshpande’s annual base salary of $607,700. Dr. Deshpande’s base salary was positioned at approximately the 50th market percentile. Dr. Deshpande ceased to serve as Chief Executive Officer at the end of April 2018 and left Achillion on May 17, 2018.

Mary Kay Fenton, former Executive Vice President and Chief Financial Officer. In February 2018, the Compensation approved no increase to Ms. Fenton’s annual base salary of $382,130. Ms. Fenton’s base salary was positioned at approximately the 50th market percentile. Ms. Fenton resigned from Achillion effective December 28, 2018.

2019 Base Salary

In January 2019, the Compensation Committee reviewed the salaries of our named executive officers who were still serving as employees. The Compensation Committee approved a 3% merit increase for all employees based on industry benchmarking, including Mr. Truitt who had served as an executive officer for the full year. Our executive officers who joined in 2018 did not receive merit increases. 2019 base salaries are shown in the table below.

Name	2018 Base Salary		2019 Base Salary	% Increase
Joseph Truitt	$560,000	(1)	$576,800	3%
Paul Firuta	$420,000		$420,000	0%
Anthony Gibney	$360,000		$360,000	0%
Dr. Steven Zelenkofske	$430,000		$430,000	0%

(1)	Base salary effective with Mr. Truitt’s appointment as Chief Executive Officer in May 2018.

Annual Performance-Based Cash Bonus Awards

Our compensation program includes eligibility for a discretionary annual performance-based cash bonus. We believe that annual performance-based cash bonuses compensate for the achievement of strategic, portfolio, operational and financial objectives and the achievement of individual goals. Upon review of corporate and individual results against goals established by the Compensation Committee and our management, the Compensation Committee may award bonus payments to our executives above or below the target amount, particularly in cases in which goals are exceeded or are not achieved.

For 2018, the target annual performance cash-based bonus was set at 55% of base salary for our Chief Executive Officer and was set at 40% of base salary for our other named executive officers.

In approving cash bonuses for our named executive officers, the Compensation Committee considered the following 2018 corporate performance goals and the level of performance achieved towards each goal during 2018. The 2018 corporate goals approved by our Compensation Committee were as follows:

Portfolio Corporate Goals: Advancement of Complement Factor D Portfolio:

•	advancement of ACH-4471 in C3G indication;

•	advancement of ACH-4471 in PNH indication;

•	development of regulatory plan approved by the Board of Directors; and

•	advancement of Next- Generation compound and go/no decision on ACH-5228 and ACH-5548.

Strategic and Organization Corporate Goals:

•	development of corporate and portfolio strategy approved by the Board of Directors;

•	alignment of organization to corporate and portfolio strategy; and

•	preparation and completion of C3G indication health technology assessment strategy and plan by 4Q 2018.

Financial Corporate Goals:

•	effective management of Achillion operating budget and balance sheet; and

•	Achillion share price performance.

In January 2019, our Compensation Committee approved a corporate achievement factor of 83.0% and awarded cash bonus compensation at 83% of target for our named executive officers who were still serving as employees. In making this determination, the Compensation Committee gave consideration to: (i) achievement of the 2018 corporate objectives described above, which resulted in 83.0% achievement of corporate performance; and (ii) individual achievements by executives. For 2018 performance, the cash bonus award for our Chief Executive Officer was determined by calculating his base salary multiplied by his target bonus percentage multiplied by the percent of corporate performance achievement, which resulted in an 83.0% payout. The other named executive officers’ cash bonus awards were determined by calculating their base salary multiplied by their target bonus percentage multiplied by the percent of corporate performance achievement multiplied by the percent of individual performance achievement which was 100% for each of our named executive officers serving at the end of the year. Further information regarding the payout of the cash bonuses is included below.

2018 Annual Performance-Based Cash Awards

Name(1)	2018 Target Award (% of Base Salary)	2018 Annual Target Bonus Payment ($)		2018 Actual Bonus Payment ($)		2018 Actual Bonus Payment (% of Target Award)
Joseph Truitt	55%	$308,000	(2)	$255,640		83.0%
Paul Firuta	40%	$168,000		$46,480	(3)	83.0%
Anthony Gibney	40%	$144,000		$49,800	(3)	83.0%
Steven Zelenkofske	40%	$172,000		$59,483	(3)	83.0%

(1)

Dr. Deshpande left the Company in May 2018. Under the terms of his Employment Agreement, he was paid a prorated target bonus of $136,857 for 2018. Ms. Fenton left the Company in December 2018. Under the terms of her Employment Agreement and the letter agreement governing her separation from the Company, she was paid a target bonus of $152,852 for 2018.

(2)	Based on Mr. Truitt’s salary as of December 31, 2018.
(3)	The 2018 actual bonus payment was prorated based on the executive’s start date at Achillion.

Mr. Truitt’s annual cash bonus award for 2018 was $255,640, which represents 83% of his target bonus award. This award was based on the Compensation Committee’s determination of the achievement of corporate objectives at the 83% achievement level, as discussed above.

Mr. Firuta’s annual cash bonus award for 2018 was prorated, as he joined the Company in September 2018. His bonus award was $46,480, which represents 83% of his prorated target bonus award. In making this award, the Compensation Committee considered, in addition to the Company’s overall performance, Mr. Firuta’s achievement of his individual objectives for 2018, including leading the development of our integrated drug development plan, or IDDP, timeline for our complement factor D portfolio, development and implementation of portfolio governance for Achillion, leadership in technical transfer project and his leadership of project management, chemistry, manufacture & controls, and commercial organization.

Mr. Gibney’s annual cash bonus for 2018 was prorated, as he joined the Company in August 2018. His bonus award was $49,800, which represents 83% of his prorated target bonus award. In making this award, the Compensation Committee considered, in addition to the Company’s overall performance, Mr. Gibney’s achievement of his individual objectives for 2018, including successful development of a corporate and portfolio strategy, his efforts with investor relations and business development, and his leadership and build out of the investor relations, corporate communications, corporate strategy, and business development organizations.

Dr. Zelenkofske’s annual cash bonus award for 2018 was prorated, as he joined the Company in August 2018. His bonus award was $59,483, which represents 83% of his prorated target bonus award. In making this award, the Compensation Committee considered, in addition to the Company’s overall performance,

Dr. Zelenkofske’s achievement of his individual objectives for 2018, including leading the advancement ACH-4471 in C3G and PNH and patient enrollment for our clinical trials of ACH-4471 for C3G and PNH and his contribution towards next generation strategy, successful preparation and meeting with the U.S. Food and Drug Administration, or FDA, development of clinical strategies to support our complement factor D portfolio, development of a rigorous IDDP, and timelines, and his leadership of Achillion’s clinical development organization.

Equity-Based Awards

We believe that long-term performance is achieved through an ownership culture that encourages long-term participation by all our employees in equity-based awards. Our 2015 Plan, allows for the grant to employees, including executive officers and directors, of stock options, restricted stock and other equity-based awards. We typically make an initial equity award of stock options to new employees and annual performance-based equity grants in the form of stock options as part of our overall annual compensation review. Our Board of Directors has delegated authority to our Compensation Committee to make initial new employee equity grants, as well as annual grants of options to all of our employees. Occasionally, upon promotion or other circumstances, the Compensation Committee may grant awards at other times during the year.

Initial Stock Option Award. Executives and other employees who join us are awarded initial stock option grants. These grants have an exercise price equal to the fair market value of our common stock on the grant date and typically vest as to 25% of the shares underlying the award on the first anniversary of the date of grant and as to 6.25% of the shares underlying the award at the end of each three-month period thereafter for the following three years, subject to continued service. The size of the initial stock option award is determined based on the employee’s position with us and analysis of the competitive practices of the companies in the compensation data that we review.

Annual Stock Option Award. Our practice is to grant annual stock option awards as part of our overall compensation review process program. The Compensation Committee believes that stock options provide management with a strong link to long-term corporate performance and the creation of stockholder value. In keeping with our philosophy, we intend that the annual aggregate value of these awards will be set in an amount required to maintain the employee group as a whole, and executives as a subset, at or near competitive median levels for companies represented in the compensation data we review. The Compensation Committee determined to make annual awards of stock options at approximately the 50th percentile level of our peer group for 2018 performance.

In January 2019, the Compensation Committee approved grants of stock option awards to our named executive officers who were then serving as employees based upon 2018 performance. All grants were made at an exercise price of $2.18 per share, the closing market price per share on the date of grant. The Compensation Committee’s objective in making these grants to such officers was to reward the achievement of corporate and individual goals for 2018 and to provide long-term retention incentives. In addition, on May 1, 2018, upon his promotion to Chief Executive Officer, Mr. Truitt was granted an option to purchase 632,000 shares of our common stock at an exercise price of $3.78 per share, the closing price per share on the date of grant. The awards granted in January 2019 are as follows:

Annual Stock Option Awards

Executive Officers	Shares of Common Stock Underlying Stock Options (#)(1)
Joseph Truitt	1,097,000
Steven Zelenkofske, D.O.	200,000
Paul Firuta	200,000
Anthony Gibney	200,000

(1)

These options vest as to 25% of the shares underlying the award on the first anniversary of the date of grant and as to an additional 6.25% of the shares underlying the award at the end of each three-month period thereafter, subject to continued service.

Other Compensation

We maintain broad-based benefits that are provided to all employees, including our named executive officers who are still serving as employees. These benefits include health insurance, life and disability insurance, dental insurance and a 401(k) defined contribution plan. We currently match employee 401(k) contributions at a rate of $0.50 cents for each dollar contributed, up to 6% of eligible contributions. In particular circumstances, we also utilize cash signing bonuses when certain executives and non-executives join us. Such cash signing bonuses are typically repayable in full to the company if the recipient voluntarily terminates employment with us prior to the first anniversary of the date of hire. Whether a signing bonus is paid and the amount thereof is determined on a case-by-case basis under the specific hiring circumstances. For example, we will consider paying signing bonuses to compensate for amounts forfeited by an employee upon terminating prior employment, to assist with relocation expenses or to create additional incentive for an employee to join our company in a position where there is high market demand.

In 2018, Dr. Zelenkofske was awarded a $100,000 as a sign-on bonus when he joined Achillion. If, prior to the first anniversary of his start date, the Company terminates his employment for cause (as defined in his employment agreement) or he resigns his employment without good reason (as defined in his employment agreement), Dr. Zelenkofske will be obligated to repay the entire signing bonus within thirty days following his separation from employment. If, after the first but before the second anniversary of his start date, Dr. Zelenkofske’s employment is terminated for cause or he resigns without good reason, he will be obligated to repay one-half of the signing bonus within thirty days following his separation from employment.

Termination-Based Compensation

Severance. In the event we terminate Mr. Truitt’s employment for reasons other than cause, death or disability, or if he terminates his employment for good reason (as defined in his second amended and restated employment agreement), or if we terminate such employment by notice of non-renewal, provided that he would otherwise have been willing and able to continue his employment under the terms of his agreement, in each case other than during the period 60 days prior to or within twelve months following a change in control of us and subject to Mr. Truitt entering into a severance and release of claims agreement, Mr. Truitt is entitled to receive (i) his salary in effect on the date of termination until the date that is eighteen months following the termination date; (ii) if he is eligible for and elects to receive COBRA continuation, payment of the premiums for his medical or dental insurance benefits for eighteen months or, if earlier, the expiration of his COBRA continuation coverage; (iii) a payment equal to a pro-rated portion of his target bonus for the fiscal year in which termination occurred; and (iv) immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants and unvested grants of restricted stock and restricted stock units (if any are outstanding). In the event such termination occurs during the period 60 days prior to or within twelve months following a change in control of us, and subject to Mr. Truitt entering into a severance and release of claims agreement, then Mr. Truitt will receive (i) his salary in effect on the date of termination until the date that is eighteen months following the termination date, (ii) if he is eligible for and elects to receive COBRA continuation, payment of the premiums for his medical or dental insurance benefits for eighteen months or, if earlier, the expiration of his COBRA continuation coverage; and (iii) a payment equal to 150% his target bonus for the fiscal year in which termination occurred, and his equity will vest as described in the next paragraph.

In addition to the benefits described above, upon a change in control, Mr. Truitt is entitled to immediate vesting and exercisability of 50% of the original number of shares subject to unvested option grants and unvested grants of restricted stock and restricted stock units (if any are outstanding). In the event we terminate Mr. Truitt’s employment for reasons other than cause, death or disability, or if Mr. Truitt terminates his employment for good reason, during the period 60 days prior to or within twelve months following a change in control of us, then Mr. Truitt is entitled to immediate vesting and exercisability of all outstanding unvested option grants and unvested grants of restricted stock and restricted stock units.

If Mr. Truitt’s employment were to terminate due to his death, Mr. Truitt’s estate would be entitled to 12 months of his salary in effect on the date of his death.

In the event we terminate Mr. Firuta’s, Mr. Gibney’s or Dr. Zelenkofske’s employment for reasons other than cause, death or disability or if such executive terminates his employment for good reason (as defined in their respective employment agreements), or if we terminate such employment by notice of non-renewal, provided that he would otherwise have been willing and able to continue his employment under the terms of his agreement, in each case other than during the period 60 days prior to or within twelve months following a change in control of us and subject to the executive entering into a severance and release of claims agreement, such executive is entitled to receive (i) his salary in effect on the date of termination until the date that is twelve months following the termination date; (ii) if he is eligible for and elects to receive COBRA continuation, payment of the premiums for his medical or dental insurance benefits for twelve months or, if earlier, the expiration of his or her COBRA continuation coverage; and (iii) a payment equal to a pro-rated portion of his or her target bonus for the fiscal year in which termination occurred. In the event of such termination, Mr. Gibney is also entitled to receive immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants and unvested grants of restricted stock and restricted stock units (if any are outstanding). In the event such termination occurs during the period 60 days prior to or within twelve months following a change in control of the company, then each of these executives will receive (i) his salary in effect on the date of termination until the date that is twelve months following the termination date, (ii) if he is eligible for and elects to receive COBRA continuation, payment of the premiums for his medical or dental insurance benefits for twelve months or, if earlier, the expiration of his or her COBRA continuation coverage; (iii) a payment equal to his or her target bonus for the fiscal year in which termination occurred; and (iv) his equity will vest as described under “Acceleration of Vesting of Equity-Based Awards” below.

Acceleration of Vesting of Equity-Based Awards. In the event we terminate Mr. Firuta’s, Mr. Gibney’s or Dr. Zelenkofske’s employment for reasons other than cause, death or disability, or if such executive terminates his or her employment for good reason, during the period 60 days prior to or within twelve months following a change in control of the company, then each executive officer is entitled to immediate vesting and exercisability of all outstanding unvested option grants and unvested grants of restricted stock and restricted stock units. We refer to this as “double trigger” acceleration. We believe that “double trigger” acceleration prevents an unintended windfall in the event of a friendly (non-hostile) change in control and provides an incentive for executive officers to remain with Achillion despite the uncertainties raised by a possible change in control.

The agreements with our named executive officers also provide that the amount of severance benefits payable to such executive in connection with a change in control may be reduced by an amount such that the excise tax and non-deductibility provisions of sections 280G and 4999 of the Internal Revenue Code, as amended, (the “Code”) would not apply to such payments. The severance benefits payable will only be so reduced if the net after-tax amount that would be received by the executive is greater than the net after-tax amount that would have been received without such reduction.

Separation Arrangements with Former Employees.

On May 1, 2018, Milind S. Deshpande ceased to serve as Chief Executive Officer. In connection with his separation, we entered into a letter agreement with Dr. Deshpande, which provided that he was entitled to receive: (1) continued payment of his then current base salary for an eighteen-month period; (2) a pro-rated target bonus for the fiscal year of his separation; and (3) partial accelerated vesting of each outstanding option he had to purchase shares of our common stock such that each option became exercisable for an additional number of shares equal to 25% of the original number of shares subject to the option. In addition, Dr. Deshpande agreed to provide certain scientific advisory and other consulting services to us for a one-year period following the end of his employment. As consideration for those consulting services, all of the stock options granted to Dr. Deshpande during his employment with us continue to vest during the period during which he provides consulting services and are exercisable in accordance with the terms of the option agreements governing such stock options.

In November 2018, Mary Kay Fenton resigned from her position as Chief Financial Officer, effective December 28, 2018. In connection with her resignation, we entered into a letter agreement with Ms. Fenton, which provided that she was entitled to receive: (1) continued payment of her then current base salary for a twelve-month period; (2) continued payment of the premiums for her medical and/or dental insurance under COBRA for twelve months, if eligible; (3) a pro-rated target bonus for the fiscal year of her separation; and (4) partial accelerated vesting of each outstanding option she had to purchase shares of our common stock such that each option became exercisable for an additional number of shares equal to 25% of the original number of shares subject to the option. In addition, pursuant to the letter agreement, following the effective date of her resignation, Ms. Fenton had 180 days to exercise any vested options to purchase shares of our common stock.

Tax Considerations

Section 162(m) of the Code generally disallows a tax deduction for compensation in excess of $1.0 million paid in any taxable year to our Chief Executive Officer, Chief Financial Officer and three other most highly compensated officers (other than our Chief Executive Officer and our Chief Financial Officer). Historically, compensation paid to our Chief Financial Officer and compensation that qualified under Section 162(m) as performance-based compensation was exempt from the deduction limitation. However, subject to certain transition rules, tax legislation signed into law on December 22, 2017 expanded the deduction limitation to apply to compensation in excess of $1.0 million paid in any taxable year to our Chief Financial Officer and eliminated the qualified performance-based compensation exception. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid to each of the executives described above (other than certain grandfathered compensation) will not be deductible by us.

Anti-Hedging and Anti-Pledging Policy

We have an insider trading policy that is applicable to all of our employees and members of our Board of Directors which prohibits the hedging and pledging of our company stock. The policy prohibits those individuals and their related persons from engaging in any speculative transactions involving our securities, including the following activities: short sales of our securities, including short sales “against the box”; purchases or sales of puts, calls or other derivative securities based on our securities; purchases of financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) that are designed to hedge or offset any decrease in the market value of our securities; the purchase of our securities on margin; borrowing against our securities held in a margin account; or pledging our securities as collateral for a loan.

Risk of Compensation Policies and Programs

We periodically conduct a risk assessment of our compensation policies and programs. This assessment typically takes place in connection with establishment of our annual corporate goals. Based on this assessment, we believe the design of our compensation policies and programs mitigates undue risk while preserving the nature of our pay-for-performance executive compensation philosophy.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

By the Compensation Committee of the Board of Directors:

Frank Verwiel, MD, Chair

Kurt Graves

David Scheer

Executive Compensation

The following table shows the total compensation paid or accrued for the fiscal years indicated below for our current and former Chief Executive Officers, our former Chief Financial Officer, and our three other most highly compensated executive officers who served as executive officers as of December 31, 2018. We refer to these officers as our named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)		Bonus ($)		Option Awards (1) ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Joseph Truitt,	2018	509,400	(2)	—		2,502,220	(3)	255,640	(4)	8,731	(5)	3,275,991
Director, President and Chief Executive Officer	2017	389,971	(6)	—		539,351	(7)	122,582	(8)	8,557	(9)	1,060,461
	2016	371,000		—		764,573	(10)	112,125	(11)	8,310	(12)	1,256,008

Mary Kay Fenton,	2018	382,130		—		505,000	(13)	—		195,762	(14)	1,082,892
Former Executive Vice President, Chief Financial Officer and Treasurer	2017	382,130		—		481,043	(7)	120,218	(8)	8,557	(9)	991,948
	2016	371,000		—		635,350	(10)	101,932	(11)	8,310	(12)	1,116,592

Paul Firuta,	2018	128,100	(15)	—		924,000	(16)	46,480	(17)	123	(18)	1,098,703
Executive Vice President and Chief Operating Officer

Anthony Gibney,	2018	135,000	(19)	—		880,000	(20)	49,800	(17)	164	(21)	1,064,964
Executive Vice President and Chief Business Officer

Steven Zelenkofske,	2018	155,158	(22)	100,000	(23)	865,000	(24)	59,483	(17)	164	(21)	1,179,805
Executive Vice President and Chief Medical Officer

Milind Deshpande, Ph.D.	2018	227,888	(25)	—		1,295,616	(13)	—		545,959	(26)	2,069,463
Former Director and Chief Executive Officer	2017	607,700		—		1,335,258	(7)	260,703	(8)	8,557	(9)	2,212,218
	2016	590,000		—		2,153,727	(10)	218,144	(11)	8,310	(12)	2,970,181

(1)

The amounts in this column reflect the aggregate grant date fair value of the option awards granted in accordance with ASC 718, Stock Compensation. There can be no assurance that the amounts recognized in accordance with ASC 718 will ever be realized. The assumptions we used to calculate these amounts are included in Note 11 to our audited financial statements for fiscal 2018, included in our annual report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 7, 2019.

(2)	In connection with his promotion to President and Chief Executive Officer in May 2018, Mr. Truitt’s annual base salary was increased from $408,200 to $560,000.
(3)

Represents stock option awards made in January 2018 with respect to 2017 performance and stock options granted to Mr. Truitt in May 2018 in connection with his promotion to President and Chief Executive Officer.

(4)

Represents the discretionary cash performance-based bonus awards approved by the Compensation Committee in January 2019 in connection with our annual performance review process for 2018 performance. Mr. Truitt’s bonus was calculated based on his salary at December 31, 2018.

(5)	Represents $481 of life insurance premiums paid by Achillion and $8,250 in matching contributions pursuant to Achillion’s 401(k) defined contribution plan.

(6)	In connection with his promotion to Executive Vice President and Chief Operating Officer in September 2017, Mr. Truitt’s annual base salary was increased from $382,130 to $408,200.
(7)	Represents stock option awards made in January 2017 with respect to 2016 performance.
(8)	Represents the discretionary cash performance-based bonus awards approved by the Compensation Committee in February 2018 in connection with our annual performance review process for 2017 performance.
(9)	Represents $457 of life insurance premiums paid by the Company and $8,100 in matching contributions pursuant to the Company’s 401(k) defined contribution plan.
(10)	Represents stock option awards made in January 2016 with respect to 2015 performance.
(11)	Represents the discretionary cash performance-based bonus awards approved by the Compensation Committee in January 2017 in connection with our annual performance review process for 2016 performance.
(12)	Represents $360 of life insurance premiums paid by Achillion and $7,950 in matching contributions pursuant to Achillion’s 401(k) defined contribution plan.
(13)	Represents stock option awards made in January 2018 with respect to 2017 performance.
(14)

Represents $481 of life insurance premiums paid by Achilllion, $8,250 in matching contributions pursuant to Achillion’s 401(k) defined contribution plan, $34,179 in accrued paid time off as of December 28, 2018, Ms. Fenton’s separation date, and $152,852 representing Ms. Fenton’s 2018 target bonus, which was paid pursuant to the letter agreement we entered into with Ms. Fenton in connection with her separation from, the Company.

(15)	Mr. Firuta’s employment with Achillion commenced on September 10, 2018. Mr. Firuta’s annualized base salary for 2018 was $420,000.
(16)	Represents stock options awards made in connection with Mr. Firuta’s commencement of employment on September 10, 2018.
(17)

Represents the discretionary cash performance-based bonus awards approved by the Compensation Committee in January 2019 in connection with our annual performance review process for 2018 performance, which was prorated based on the executive’s start date at the Company.

(18)	Represents $123 of life insurance premiums paid by Achillion.
(19)	Mr. Gibney’s employment with Achillion commenced on August 15, 2018. Mr. Gibney’s annualized base salary for 2018 was $360,000.
(20)	Represents stock options made in connection with Mr. Gibney’s commencement of employment on August 15, 2018.
(21)	Represents $164 of life insurance premiums paid by the Company.
(22)	Dr. Zelenkofske’s employment with Achillion commenced on August 20, 2018. Dr. Zelenkofske’s annualized base salary for 2018 was $430,000.
(23)	In connection with Dr. Zelenkofske’s commencement of employment, he received a $100,000 sign-on bonus.
(24)	Represents stock options awards made in connection with Dr. Zelenkofske’s commencement of employment on September 10, 2018.
(25)	Dr. Deshpande ceased to be an employee on May 17, 2018. Dr. Deshpande’s annualized base salary for 2018 was $607,700.
(26)

Represents $193 of life insurance premiums paid by Achillion, $8,250 in matching contributions pursuant to Achillion’s 401(k) defined contribution plan, $47,725 in accrued paid time off as of May 17, 2018, Dr. Deshpande’s separation date, and $136,857 representing a pro-rated 2018 target bonus and $352,934 in severance payments made to Dr. Deshpande pursuant to the terms of his employment agreement with Achillion.

CEO Pay Ratio

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act and the related SEC rule, we are required to provide our stockholders with specified disclosure regarding the relationship of our Chief Executive Officer’s total compensation to the total compensation of our median employee, referred to as “pay-ratio” disclosure. For 2018, the annual total compensation of our Chief Executive Officer was $3,378,951 for purposes of this disclosure, and the compensation of our median employee was $249,211 resulting in a pay ratio of approximately 14:1.

The annual total compensation for our Chief Executive Officer in the pay ratio disclosure differs from the annual total compensation amount reflected in the Summary Compensation Table. Specifically, our Chief Executive Officer on the determination date of October 2, 2018 was Joseph Truitt, who has served the company in that capacity since May 1, 2018. Prior to that date, Mr. Truitt served as our President and Chief Operating Officer, with a different compensation arrangement than his current one as Chief Executive Officer. Because

Mr. Truitt served as Chief Executive Officer for less than the full year, we adjusted his annual total compensation for 2018 to estimate the compensation that he reasonably would have received if he had served as our Chief Executive Officer for all of 2018. We annualized Mr. Truitt’s compensation as Chief Executive Officer for 2018 as follows:

Pay Component	Actual Value Disclosed in the Summary Compensation Table	Amount as Adjusted for Purposes of CEO Pay Ratio Disclosure	Reason for Adjustment
Salary	$509,400	$560,000	Annualized salary as CEO, which increased to $560,000 on May 1, 2018
Non-Equity Incentive Plan Compensation	$255,640	$308,000	Award adjusted for salary as CEO

Stock Awards	$2,502,220	$2,502,220	No adjustment

All Other Compensation	$8,731	$8,731	No adjustment, represents $481 of life insurance premiums paid by Achillion and $8,250 in matching contributions pursuant to Achillion’s 401(k) defined contribution plan
Total Compensation	$3,275,991	$3,378,951

Consistent with the process disclosed for 2017, for 2018, we identified the median employee as of October 2 by (i) aggregating for each applicable employee (A) annual base salary for salaried employees (or hourly rate multiplied by expected annualized work schedule, for permanent hourly employees), (B) the target incentive compensation for 2018, assuming a payout at a target level of performance, and (C) the estimated fair value of any equity awards granted during 2018, and (ii) ranking this compensation measure for our employees from lowest to highest. This calculation was performed for all 63 of our employees as of October 2, 2018, excluding Mr. Truitt.

The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

GRANTS OF PLAN-BASED AWARDS FOR 2018

The following table sets forth information regarding each grant of an award made to a named executive officer during 2018 under any plan, contract, authorization or arrangement pursuant to which cash, securities, similar instruments or other property may be received.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Target ($)(1)		All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards (3)($)
Joseph Truitt		308,000	(4)
Director, President and Chief Executive Officer	02/09/2018			419,000	$2.90	846,380
	05/01/2018			632,000	$3.78	1,655,840

Mary Kay Fenton (5)		—
Former Executive Vice President, Chief Financial Officer and Treasurer	02/09/2018			250,000	$2.90	505,000

Paul Firuta.		51,240	(6)
Executive Vice President and Chief Operating Officer	09/11/2018			400,000	$3.32	924,000

Anthony Gibney		54,000	(6)
Executive Vice President and Chief Business Officer	08/15/2018			500,000	$2.53	880,000

Dr. Steven Zelenkofske		62,063	(6)
Executive Vice President and Chief Medical Officer	08/20/2018			500,000	$2.49	865,000

Milind Deshpande, Ph.D. (7)		—
Former Director and Chief Executive	02/09/2018			640,000	$2.90	1,292,800

(1)

Reflects the potential non-equity incentive compensation plan awards that could have been earned under our 2018 annual performance review process at target level. In its discretion, the Compensation Committee may, however, award bonus payments to our executives above or below the target amounts, particularly in cases in which certain goals are not achieved or are exceeded. The amounts actually paid to the named executive officers for performance in 2018 are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

These options vest as to 25% of the original number of shares on the first anniversary of the grant date and as to an additional 6.25% of the original number of shares at the end of each successive three-month period following the first anniversary of the grant date until the fourth anniversary of the grant date, subject to continued employment. Upon a change in control, Mr. Truitt is entitled to immediate vesting and exercisability of 50% of the original number of shares subject to unvested option grants. In addition, in the event we terminate an executive’s employment for reasons other than cause, death or disability, or if such executive terminates his employment for good reason, within twelve months following a change in control of the company, then such executive officer is entitled to immediate vesting and exercisability of all outstanding options, restricted stock and restricted stock units.

(3)

The amounts in this column reflect the aggregate grant date fair value of the option awards granted in accordance with ASC 718, Stock Compensation. There can be no assurance that the amounts recognized in accordance with ASC 718 will ever be realized. The assumptions we used to calculate these amounts are included in Note 11 to our audited financial statements for fiscal 2018, included in our annual report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 7, 2019

(4)	Mr. Truitt’s bonus is calculated based on his salary at December 31, 2018.
(5)	Ms. Fenton ceased to be an employee on December 28, 2018.
(6)	The executive’s pro-rated salary for 2018 was used to calculate the potential non-equity incentive compensation plan awards.
(7)	Dr. Deshpande ceased to be an employee on May 17, 2018.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning outstanding stock options on December 31, 2018, the last day of our fiscal year, for each of the named executive officers.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Joseph Truitt	33,250	—	3.28	12/18/2019
Director, President and Chief Executive Officer	188,000	—	3.10	12/16/2020
	100,000	—	7.59	12/12/2021
	145,000	—	8.64	12/18/2022
	200,000	—	3.02	12/17/2023
	30,000	—	3.66	03/04/2024
	110,000	—	13.24	12/02/2024
	97,625	44,375	7.61	01/20/2026
	80,937	104,063	4.11	01/17/2027
	—	419,000	2.90	02/09/2028
	—	632,000	3.78	05/01/2028

Mary Kay Fenton(2)	33,250	—	3.28	06/26/2019
Former Executive Vice President, Chief Financial Officer and Treasurer	188,000	—	3.10	06/26/2019
	75,000	—	7.59	06/26/2019
	145,000	—	8.64	06/26/2019
	250,000	—	3.02	06/26/2019
	30,000	—	3.66	06/26/2019
	110,000	—	13.24	06/26/2019
	110,625	—	7.61	06/26/2019
	113,437	—	4.11	06/26/2019
	62,500	—	2.90	06/26/2019

Paul Firuta	—	400,000	3.32	09/11/2028
Executive Vice President and Chief Operating Officer

Anthony Gibney	—	500,000	2.53	08/15/2028
Executive Vice President and Chief Business Officer

Dr. Steven Zelenkofske	—	500,000	2.49	08/20/2018
Executive Vice President and Chief Medical Officer

Milind Deshpande, Ph.D.(3).	75,576	—	3.10	08/18/2019
Former Director and Chief Executive Officer	100,000	—	7.59	08/18/2019
	145,000	—	8.64	08/18/2019
	600,000	—	7.59	08/18/2019
	300,000	—	3.02	08/18/2019
	345,000	—	13.24	08/18/2019
	375,000	25,000	7.61	08/18/2019
	314,875	57,250	4.11	08/18/2019
	23,924	200,000	2.90	08/18/2019

(1)

The options granted have a ten-year life and vest over a four year period with 25% of the shares vesting on the first anniversary of the date of grant and an additional 6.25% vesting at the end of each three-month period thereafter, subject to continued service. In addition, upon a change in control, Mr. Truitt is entitled to immediate vesting and exercisability of 50% of the original number of shares subject to unvested option grants. In the event we terminate an executive’s employment for reasons other than cause, death or disability, or if such executive terminates his employment for good reason, within twelve months following a change in control of the company, then such executive officer is entitled to immediate vesting and exercisability of all outstanding options, restricted stock and restricted stock units.

(2)

Ms. Fenton ceased to be an employee on December 28, 2018. In accordance with her Letter Agreement, dated November 20, 2018, Ms. Fenton received an extension of the period during which she may exercise vested stock options awards following the date of her termination to 180 days following her termination date.

(3)

Dr. Deshpande ceased to be an employee on May 17, 2018. In connection with his separation, Dr. Deshpande agreed to provide certain scientific advisory and other consulting services to us for a one-year period following the end of his employment. As consideration for those consulting services, all of the stock options granted to Dr. Deshpande during his employment with us continue to vest through May 18, 2019, which is the end of the consulting period. Dr. Deshpande will have 90 days following the end of the consulting period to exercise his vested stock options then outstanding. The unexercisable option amount in the table reflects the number of options which are expected to vest through the end of the consulting period.

OPTION EXERCISES AND STOCK VESTED IN 2018

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Joseph Truitt	—	—
Director, President and Chief Executive Officer

Mary Kay Fenton(2)	—	—
Former Executive Vice President, Chief Financial Officer and Treasurer

Paul Firuta	—	—
Executive Vice President and Chief Operating Officer

Anthony Gibney	—	—
Executive Vice President and Chief Business Officer

Steven Zelenkofske	—	—
Executive Vice President and Chief Medical Officer

Milind Deshpande, Ph.D(3).	136,076	75,407
Former Director and Chief Executive Officer

(1)	Calculated by multiplying the number of shares times the difference of the market price of the stock on the date of exercise less the exercise price.
(2)	Ms. Fenton ceased to be an employee on December 28, 2018.
(3)	Dr. Deshpande ceased to be an employee on May 17, 2018.

Employment Agreements and Potential Payments Upon Termination or Change in Control

We have entered into employment agreements with each of Mr. Truitt, Mr. Gibney, Mr. Firuta and Dr. Zelenkofske. These employment agreements generally provide base salary in an amount annually reviewable for increase, but not decrease, at the discretion of our Board of Directors or a committee of the Board of Directors. The employment agreements also entitle each officer to receive an annual cash performance bonus in an amount that is expressed as a percentage of base salary if the Board of Directors in its discretion determines that such officer has achieved or surpassed performance goals established by the Board of Directors or Compensation Committee in consultation with our management. For 2018, the target bonus percentage was 55% for Mr. Truitt and 40% for Mr. Gibney, Mr. Firuta and Dr. Zelenkofske.

Each officer is also eligible to participate in any of our equity incentive programs. In addition, each officer’s employment agreement provides for severance benefits in the event Achillion terminates such officer’s employment for reasons other than cause (as defined in their respective employment agreements), death or disability, or they terminate their employment for good reason (as defined in their respective employment agreements). In the event of such termination, Mr. Truitt and Mr. Gibney are entitled to immediate vesting and exercisability of 25% of the original number of shares subject to unvested option grants and unvested grants of restricted stock and restricted stock units (if any are outstanding). In addition, if, within one year following a change in control of Achillion, such officer’s employment is terminated without cause or if such officer terminates his or her employment for good reason, the officer is entitled to additional change-in-control benefits. In the event of a change of control without a termination, Mr. Truitt is entitled to immediate vesting and exercisability of 50% of the original number of shares subject to unvested option grants and unvested grants of restricted stock and restricted stock units (if any are outstanding). The obligation of the Company to make the payments following a termination of employment as described above, is conditioned upon the officer signing and delivering to the Company a severance and release of claims agreement (which will include, at a minimum, a release of all releasable claims and non-disparagement and cooperation obligations).

For additional information about our executive compensation program generally and the terms of our employment agreements with our named executive officers, including officer base salaries, target bonus amounts, target option awards, option awards actually granted and severance and change in control benefits, including the actual severance benefits for Dr. Deshpande and Ms. Fenton, please see the section of this proxy statement entitled “Compensation Discussion and Analysis.”

Potential Termination and Change in Control Payments

Potential termination and change-in-control payments pursuant to the employment agreements assuming termination or change in control occurred on December 31, 2018 are set forth in the table below.

		Triggering Event(1)
Name	Benefit	Change in Control (With or Without Termination of Employment) ($)		Termination Without Cause or Resignation For Good Reason More Than 12 months following a Change In Control) ($)		Termination Without Cause or Resignation For Good Reason Within 12 Months Following a Change-in- Control ($)
Joseph Truitt.	Severance Payments	—		840,000	(2)	840,000	(2)
	Bonus Payment	—		308,000	(3)	462,000	(4)
	Continuation of Benefits	—		32,201	(5)	32,201	(5)
	Market Value of Stock Vesting(6)	—	(7)	—	(8)	—	(9)

	Total	—		1,180,201		1,334,201

Anthony Gibney	Severance Payments	—		360,000	(2)	360,000	(2)
	Bonus Payment	—		144,000	(3)	144,000	(4)
	Continuation of Benefits	—		21,468	(5)	21,468	(5)
	Market Value of Stock Vesting(6)	—		—	(8)	—	(9)

	Total	—		525,468		525,468

Paul Firuta	Severance Payments	—		420,000	(2)	420,000	(2)
	Bonus Payment	—		168,000	(3)	168,000	(4)
	Continuation of Benefits	—		21,468	(5)	21,468	(5)
	Market Value of Stock Vesting(6)	—		—		—	(9)

	Total	—		609,468		609,468

Steven Zelenkofske	Severance Payments	—		430,000	(2)	430,000	(2)
	Bonus Payment	—		172,000	(3)	172,000	(4)
	Continuation of Benefits	—		21,468	(5)	21,468	(5)
	Market Value of Stock Vesting(6)	—		—		—	(9)

	Total	—		623,468		623,468

Milind Deshpande, Ph.D.(10)	Severance Payments	—		911,550		—
	Bonus Payment	—		136,857		—
	Continuation of Benefits	—		—		—
	Market Value of Stock Vesting	—		1,858,687		—

	Total	—		2,907,094		—

Mary Kay Fenton(11)	Severance Payments	—		382,130		—
	Bonus Payment	—		152,852		—
	Continuation of Benefits	—		23,960		—
	Market Value of Stock Vesting	—		423,908		—

	Total	—		982,850		—

(1)	In the event the executive’s employment is terminated for cause or the executive resigns without good reason, the executive is not entitled to any termination or change in control payments.

(2)

Represents a lump sum payment equal to twelve months of each executive’s base salary at the time of termination except in the case of Mr. Truitt for whom the amount represents a lump sum payment equal to eighteen months of base salary. Additionally, in the event the executive’s employment is terminated by notice of non-renewal, provided that they would otherwise have been willing and able to continue employment under the terms of their agreement, they will receive the same payments they would receive in the event of a termination during the period 60 days prior to or within twelve months following a change in control of the Company.

(3)	Represents a payment equal to each executive’s annual target bonus payment for fiscal year 2018.
(4)

Represents a payment equal to each executive’s annual target bonus payment for fiscal year 2018, except in the case of Mr. Truitt for whom the amount represents a payment equal to 150% of his annual target bonus payment for fiscal year 2018.

(5)

Represents payment for the continuation of medical and dental benefit coverage equal to the share of the premium for such coverage currently paid by us until the earlier of the end of the 12th month after the executive’s employment ends or the date the covered individual’s COBRA continuation coverage expires, except in the case of Mr. Truitt for whom the amount represents 18 months of coverage. For purposes of this table, we have calculated the value of the continuation of benefits based on premium amounts as of December 31, 2018.

(6)

These awards would become vested and the value of the acceleration would be equal to the shares multiplied by the excess of the then current stock price over the exercise price of the options. For purposes of this table, we have calculated the value of the acceleration using the closing price of our common stock on December 31, 2018, or $1.59 per share.

(7)	Represents the acceleration of vesting as to 50% of the original number of common shares subject to options held by Mr. Truitt.
(8)	Represents the acceleration of vesting as to 25% of the original number of common shares subject to options held by Mr. Truitt or Mr. Gibney.
(9)	Represents the acceleration of vesting as to 100% of the original number of common shares subject to options held by the executive.
(10)

On May 1, 2018, Milind S. Deshpande ceased to serve as Chief Executive Officer. In connection with his separation, we entered into a letter agreement with Dr. Deshpande, which provided that he was entitled to receive: (1) continued payment of his then current base salary for a eighteen-month period; (2) a pro-rated target bonus for the fiscal year of his separation; and (3) partial accelerated vesting of each outstanding option he had to purchase shares of our common stock such that each option became exercisable for an additional number of shares equal to 25% of the original number of shares subject to the option. The amounts reflected in the table above reflect actual amounts paid or incurred upon termination.

(11)

In November 2018, Mary Kay Fenton resigned from her position as Chief Financial Officer, effective December 28, 2018. In connection with her resignation, we entered into a letter agreement with Ms. Fenton, which provided that she was entitled to receive: (1) continued payment of her then current base salary for a twelve-month period; (2) continued payment of the premiums for her medical and/or dental insurance under COBRA for twelve months, if eligible; (3) a pro-rated target bonus for the fiscal year of her separation; and (4) partial accelerated vesting of each outstanding option she had to purchase shares of our common stock such that each option became exercisable for an additional number of shares equal to 25% of the original number of shares subject to the option. In addition, pursuant to the letter agreement, following the effective date of her resignation, Ms. Fenton had 180 days to exercise any vested options to purchase shares of our common stock. The amounts reflected in the table above reflect actual amounts paid or incurred upon termination.

Securities Authorized for Issuance Under Our Equity Incentive Plans

The following table provides information about the securities authorized for issuance under our equity compensation plans as of December 31, 2018.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options (a)		Weighted average exercise price of outstanding options (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	14,949,724	(1)	$5.14	(2)	11,238,684	(3)
Equity compensation plans not approved by security holders	—		—		—

Total	14,949,724				11,238,684

(1)	Includes shares of our common stock issuable upon exercise of options to purchase common stock awarded under our 2006 Plan and our 2015 Plan.
(2)	Only stock option awards were used in computing the weighted average exercise price.
(3)

Includes 9,705,443 shares of our common stock available for issuance under our 2015 Plan and 1,533,241 shares of common stock available for issuance under our 2006 Employee Stock Purchase Plan, as amended on June 2, 2015.

Compensation of Directors

In December 2018, the Compensation Committee reviewed the Director Compensation Policy using a competitive analysis prepared by Radford and competitive data from similar companies. As a result of this review, cash compensation for directors did not change, but changes were made to equity compensation for directors. Our directors receive the cash compensation set forth in the table below as well as reimbursement for reasonable out-of-pocket expenses incurred to attend Board of Directors and committee meetings. In December 2018, the annual equity compensation for our non-employee directors was revised to align the equity compensation grant for directors on an annual basis with the market 50th percentile which was the competitive positioning used for equity compensation for Achillion employees. Additionally, our initial director grant award was increased from an option to purchase 30,000 shares to an option to purchase a number of shares that is 1.75x the annual award for such year. The equity vesting was also revised at that time to align more closely with peer practice. Under the revised policy, annual awards to directors will vest and become exercisable in equal quarterly installments over a one-year period following the date of grant and initial awards will vest and become exercisable as to one-third of the shares underlying the award on the one-year anniversary of the grant and as to an additional 8.33% of the shares underlying the award quarterly over the remaining two-year period. Previously, the annual awards vested as to 25% on the date of grant and as to an additional 2.08% at the end of each monthly period thereafter, and initial awards previously vested immediately upon the director’s initial election to the Board. Option awards to our non-employee directors have a term of ten years and have an exercise price equal to the closing price of our common stock on the Nasdaq Stock Market on the date of the grant.

Under the Director Compensation Policy, each non-employee director is eligible to receive the following cash compensation:

	Board of Directors Annual Retainer ($)	Chairman Annual Retainer ($)	Committee Member Annual Retainer ($)
Board of Directors	50,000	30,000
Audit Committee		20,000	10,800
Compensation Committee		15,000	7,500
Compliance Committee		10,000	7,500
Nominating and Corporate Governance Committee		10,000	7,500
Strategy and Corporate Development Committee		15,000	7,500

DIRECTOR COMPENSATION

The following table sets forth information concerning the compensation of our non-employee directors for the fiscal year ended December 31, 2018.

	Director Compensation
Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(3)	All Other Compensation ($)	Total ($)
Jason Fisherman, M.D.	75,800	60,600	—	136,400
Gary Frashier(2)	28,458	60,600	—	89,058
Kurt Graves	72,500	60,600	—	133,100
Michael D. Kishbauch	57,500	60,600	—	118,100
David Scheer	115,000	60,600	—	175,560
Robert Van Nostrand	77,500	60,600	—	138,100
Frank Verwiel, M.D.	83,300	60,600	—	143,900
Nicole Vitullo	65,000	60,600	—	125,600

(1)

The amounts in this column reflect the aggregate grant date fair value of the option awards granted for the fiscal year ended December 31, 2018, in accordance with ASC 718, Stock Compensation. There can be no assurance that the ASC 718 amounts will ever be realized. The assumptions we used to calculate these amounts are included in Note 11 to our audited financial statements for fiscal 2018, included in our annual report on Form 10-K for the fiscal year ended December 31, 2018 filed with the SEC on March 7, 2019.

(2)	Mr. Frashier’s term as a director expired in May 2018 upon the occurrence of our 2018 annual meeting of stockholders.

(3)	The number of shares underlying stock options granted to our directors in 2018 are:

Name	Grant Date	Number of Shares Underlying Stock Option Grants in 2018(#)
Jason Fisherman, M.D.	02/09/2018	30,000
Gary Frashier	02/09/2018	30,000
Kurt Graves	02/09/2018	30,000
Michael D. Kishbauch	02/09/2018	30,000
David Scheer	02/09/2018	30,000
Robert Van Nostrand	02/09/2018	30,000
Frank Verwiel, M.D.	02/09/2018	30,000
Nicole Vitullo	02/09/2018	30,000

The aggregate outstanding options for each non-employee director as of December 31, 2018 are:

Name	Aggregate Options Outstanding(#)
Jason Fisherman, M.D.	250,000
Kurt Graves	295,000
Michael D. Kishbauch	146,250
David Scheer	250,000
Robert Van Nostrand	250,000
Frank Verwiel, M.D.	120,000
Nicole Vitullo	230,000

Compensation Committee Interlocks and Insider Participation

For 2018, the members of the Compensation Committee were Messrs. Frashier, Graves, Scheer and Dr. Verwiel. Mr. Frashier served on our Compensation Committee until May 30, 2018 as of which date he no longer served on our board of directors. No current member of the Compensation Committee or member of the Compensation Committee during 2018 was at any time an officer or employee of ours or any subsidiary of ours. Messrs. Frashier, Graves, Scheer and Dr. Verwiel have not had any relationship with us requiring disclosure under Item 404 of Regulation S-K under the Exchange Act.

No executive officer of Achillion has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director of or member of our Compensation Committee.

OTHER MATTERS

Audit Committee Report

The Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2018 and discussed them with management and our independent registered public accounting firm.

The Audit Committee has also received from, and discussed with, our independent registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by AS 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board and approved by the Securities and Exchange Commission.

The Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by Rule 3526, Communication with Audit Committees Concerning Independence, as adopted by the Public Company Accounting Oversight Board, and has discussed with our independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018.

By the Audit Committee of the Board of Directors:

Robert Van Nostrand, Chair
Jason Fisherman
Frank Verwiel

Fees of Independent Registered Public Accounting Firm

Auditors’ Fees

The following table summarizes the fees of PricewaterhouseCoopers LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years.

	Fiscal 2018	Fiscal 2017
Audit Fees(1)	$503,547	$559,302
Audit-Related Fees(2)	10,000	—
Tax Fees(3)	48,500	30,000
All Other Fees(4)	2,718	2,727

Total Fees	$564,765	$592,029

(1)

Audit Fees consist of fees for the audit of our financial statements, the audit of our internal control over financial reporting, the review of interim financial statements included in our quarterly reports on Form 10-Q and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)

Audit-Related Fees consist of fees for assurance and related services that are reasonably related to the performance of the audit and the review of our financial statements and which are not reported under Audit Fees.

(3)

Tax Fees consist of fees for tax compliance, tax advice and tax planning services. Tax compliance services, which relate to services provided for preparation of tax returns, claims for refunds and tax payment-planning services, accounted for the total tax fees billed in fiscal 2018 and 2017.

(4)	All Other Fees consists of a subscription to PricewaterhouseCoopers LLP’s online accounting research library and the financial statement disclosure checklist tool for fiscal 2018 and 2017.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage our independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by the Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next 12 months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our Audit Committee has also delegated to the chairman of the Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the chairman of the Audit Committee pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

In fiscal 2018 and 2017, there were no audit fees approved outside of the pre-approval process outlined above.

Certain Relationships and Related Transactions

Item 404(a) of Regulation S-K requires us to disclose in our proxy statement any transaction since January 1, 2017, involving more than $120,000 in which we are a participant and in which any related person has or will have a direct or indirect material interest. A related person is any executive officer, director, nominee for director, or holder of 5% or more of our common stock, or an immediate family member of any of those persons.

In May 2015, we entered into a stock purchase agreement with Johnson & Johnson Innovation –JJDC, Inc. (“JJDC”) pursuant to which JJDC purchased 18,367,346 shares of our common stock, par value $0.001 per share (the “Common Stock”). On November 15, 2017, we entered into an underwriting agreement (the “Underwriting Agreement”) with Goldman Sachs & Co. LLC and Leerink Partners LLC, acting as representatives of the underwriters named therein (collectively, the “Underwriters”), and JJDC as selling stockholder and a beneficial owner of more than 5% of our common stock at the time of the transaction (the “Selling Stockholder”) relating to an underwritten public offering (the “Offering”) of the 18,367,346 shares of Common Stock purchased by JJDC in May 2015 (the “Shares”). The offering price to the public was $2.750 per share, and the Underwriters agreed to purchase the Shares from the Selling Stockholder pursuant to the Underwriting Agreement at a price of $2.585 per share. All of the Shares were sold by the Selling Stockholder and all net proceeds from the sale of the Shares were received by the Selling Stockholder.

In connection with the Offering described above, we entered into a letter agreement (the “Letter Agreement”), dated November 14, 2017, with the Selling Stockholder pursuant to which we and the Selling Stockholder agreed, effective upon execution and delivery of the Underwriting Agreement, as follows: (1) we agreed to release the restrictions on the disposition of the Shares by the Selling Stockholder, which the Selling Stockholder previously agreed to in a February 23, 2017 lock-up agreement (the “Lock-Up Agreement”) in connection with the filing of the Registration Statement on Form S-3, which registered the Shares; (2) we and the Selling Stockholder agreed to amend the investor agreement (the “Investor Agreement”) that the Company and the Selling Stockholder entered into on July 1, 2015 in connection with the Selling Stockholder’s acquisition of the Shares to provide that we would pay $2,879,081 of the aggregate underwriting discounts and commissions of the Offering, which was determined based on a calculation set forth in the Letter Agreement; and (3) we and the Selling Stockholder agreed that, following the closing of the Offering, the Investor Agreement would terminate and be of no further force or effect.

In connection with Dr. Deshpande’s stepping down as our Chief Executive Officer on May 1, 2018, we entered into a consulting agreement with Dr. Deshpande pursuant to which he agreed to provide certain scientific advisory and other consulting services to us for a one-year period following the end of his employment. As consideration for those consulting services, all of the stock options granted to Dr. Deshpande during his employment with us continue to vest during the period during which he provides consulting services and are exercisable in accordance with the terms of the option agreements governing such stock options. During the year ended December 31, 2018, the company recorded non-cash stock-based compensation expense of $250,503 related to the continued vesting of Dr. Deshpande’s stock options.

Policies and Procedures Regarding Review, Approval or Ratification of Related Party Transactions

Our Board of Directors is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest. Accordingly, as a general matter, it is our preference to avoid related party transactions.

In accordance with our Audit Committee charter, members of the Audit Committee, all of whom are independent directors, review and approve all related party transactions for which approval is required under applicable laws or regulations, including SEC and the Nasdaq Stock Market rules. Current SEC rules define a related party transaction to include any transaction, arrangement or relationship in which we are a participant and the amount involved exceeds the lesser of $120,000 and 1% of the average of our total assets at year-end for the last two completed fiscal years and in which any of the following persons has or will have a direct or indirect interest:

•	our executive officers, directors or director nominees;

•	any person who is known to be the beneficial owner of more than 5% of our common stock;

•

any person who is an immediate family member, as defined under Item 404 of Regulation S-K, of any of our executive officers, directors or director nominees or beneficial owner of more than 5% of our common stock; or

•

any firm, corporation or other entity in which any of the foregoing persons is employed or is a partner or principal or in a similar position or in which such person, together with any other of the foregoing persons, has a 5% or greater beneficial ownership interest.

In addition, the Audit Committee reviews and investigates any matters pertaining to the integrity of management, including conflicts of interest and adherence to our Code of Business Conduct and Ethics. Under our Code of Business Conduct and Ethics, our directors, officers and employees are expected to avoid any relationship, influence or activity that would cause or even appear to cause a conflict of interest. Under our Code of Business Conduct and Ethics, a director is required to promptly disclose to our Board of Directors any potential or actual conflict of interest involving him or her. In accordance with our Code of Business Conduct and Ethics, the Board of Directors will determine an appropriate resolution on a case-by-case basis. All directors must recuse themselves from any discussion or decision affecting their personal, business or professional interests.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Based solely on our review of copies of Section 16(a) reports furnished to us and representations made to us, we believe that during 2018 all our officers, directors and holders of more than 10% of our common stock complied with all Section 16(a) filing requirements.

EXHIBIT A

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ACHILLION PHARMACEUTICALS, INC.

Pursuant to Section 242

of the General Corporation Law of

the State of Delaware

Achillion Pharmaceuticals, Inc. (hereinafter called the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “General Corporation Law”), does hereby certify as follows:

1.

The amendment to the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate”) was duly adopted, pursuant to 242 of the General Corporation Law, and was approved by holders of a majority of the outstanding stock of the Corporation entitled to vote thereon at the 2019 Annual Meeting of Stockholders of the Corporation held on May 30, 2019.

2.	Article IV of the Certificate is amended by deleting the first sentence and replacing it with the following:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 305,000,000 shares, consisting of (i) 300,000,000 shares of Common Stock, $.001 par value per share (“Common Stock”), and (ii) 5,000,000 shares of Preferred Stock, $0.01 par value per share (“Preferred Stock”).”

*    *    *

IN WITNESS WHEREOF, this Certificate of Amendment of Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this      day of                     , 2019.

ACHILLION PHARMACEUTICALS, INC.

By:
Name: Joseph Truitt
Title: President

A-1

VOTE BY INTERNET Before The Meeting—Go to www.proxyvote.com ACHILLION PHARMACEUTICALS, INC. Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on May 29, 2019. Have your 1777 SENTRY PARKWAY WEST proxy card in hand when you access the web site and follow the instructions to BUILDING 14, SUITE 200 obtain your records and to create an electronic voting instruction form. BLUE BELL, PA 19422 During The Meeting—Go to www.virtualshareholdermeeting.com/ACHN2019 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on May 29, 2019. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E70976-P21535 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY ACHILLION PHARMACEUTICALS, INC. For Withhold For All To withhold authority to vote for any individual All All Except nominee(s), mark “For All Except” and write the The Board of Directors recommends you vote FOR all the number(s) of the nominee(s) on the line below. nominees listed in proposal 1: 1. To elect three Class I Directors for terms to expire at ! ! ! our 2022 annual meeting of stockholders or until their successors are duly elected and qualified. Nominees: 01) Kurt Graves 02) David I. Scheer 03) Frank Verwiel, M.D. The Board of Directors recommends you vote FOR proposals 2, 3 and 4: For Against Abstain 2. To approve, on an advisory basis, our executive compensation. ! ! ! 3. To approve an amendment to our amended and restated certificate of incorporation to increase the number of shares of common stock, par value ! ! ! $0.001 per share, authorized for issuance from 200,000,000 to 300,000,000. 4. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year. ! ! ! Note: To transact such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:    The Notice, Proxy Statement and Annual Report are available at www.proxyvote.com. E70977-P21535 ACHILLION PHARMACEUTICALS, INC. Annual Meeting of Stockholders May 30, 2019 at 9:00 a.m. Eastern Time THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF ACHILLION PHARMACEUTICALS, INC.    Those signing on the reverse side, revoking any prior proxies, hereby appoint(s) Joseph Truitt, Martha E. Manning and Brian Di Donato, or each of them, with full power of substitution, as proxies for those signing on the reverse side to act and vote at the 2019 Annual Meeting of Stockholders of Achillion Pharmaceuticals, Inc. to be held at 9:00 a.m., Eastern Time on May 30, 2019 via the Internet at www.virtualshareholdermeeting.com/ACHN2019 and at any adjournments thereof as indicated upon all matters referred to on the reverse side and described in the Proxy Statement for the Annual Meeting, and, in their discretion, upon any other matters which may properly come before the Annual Meeting.                THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO SUCH DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS OF ACHILLION PHARMACEUTICALS, INC. LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4.    UNLESS YOU INTEND TO VOTE THESE SHARES BY INTERNET, PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED REPLY ENVELOPE.    Continued and to be signed on reverse side